Filed Pursuant to Rule 424(b)(5)
Registration No. 333-102122

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 6, 2003)

4,250,000 Shares

Common Stock

We are offering all of the 4,250,000 shares of our common stock to be sold in this offering.

Our common stock is quoted on the Nasdaq National Market under the symbol “CEGE.” The last reported sale price of our common stock on March 16, 2004 was $13.05 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 5 of the accompanying prospectus.

	Per Share	Total
Public offering price	$12.50	$53,125,000
Underwriting discounts and commissions	$ 0.688	$2,924,000
Proceeds to us, before expenses	$11.812	$50,201,000

We have granted the underwriters a 30-day option to purchase up to 637,500 additional shares to cover any over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about March 22, 2004.

Joint Book-Running Managers

JPMORGAN	LEHMAN BROTHERS

NEEDHAM & COMPANY, INC.	SG COWEN

March 16, 2004

Prospectus Supplement

Page
Prospectus Supplement Summary	S–1
Risk Factors	S–8
Special Note on Forward-Looking Statements	S–22
Use of Proceeds	S–23
Price Range of Our Common Stock	S–24
Dividend Policy	S–24
Capitalization	S–25
Dilution	S–26
Business	S–27
Management	S–38

Page
Underwriting	S–42
Update to Description of Capital Stock	S–47
Legal Matters	S–47
Experts	S–47
Material United States Federal Tax Considerations for Non–U.S. Holders of Common Stock	S–48
Where You Can Find More Information	S–51
Information Incorporated by Reference into this Prospectus Supplement	S–51

Prospectus

S-i

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock.

Unless stated otherwise, references in this prospectus supplement to “Cell Genesys,” “we,” “us,” “its” or “our” refer to Cell Genesys, Inc., a Delaware corporation. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference carefully, including the section entitled “Risk Factors” in this prospectus supplement, before making an investment decision.

We are a biotechnology company focused on the research, development and commercialization of biological therapies for cancer. We are currently developing cell-based cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies to treat different types of cancer. Our clinical stage cancer programs involve cell- or viral-based products that have been genetically modified during product development to impart disease-fighting characteristics that are not found in conventional therapeutic agents. As part of our GVAX® cancer vaccines program, we have completed Phase 2 clinical trials in prostate cancer, are in ongoing Phase 2 clinical trials in lung cancer, pancreatic cancer and leukemia, and are in a Phase 1/2 clinical trial for multiple myeloma. We expect to initiate a Phase 3 clinical trial for GVAX® prostate cancer vaccine during the second quarter of 2004. In our oncolytic virus therapies program, which we are developing in part through a global alliance with Novartis AG, we are conducting a Phase 1/2 clinical trial in combination with radiation therapy in early-stage prostate cancer patients. In addition, we have preclinical oncolytic virus therapy programs as well as preclinical antiangiogenesis therapy programs evaluating potential therapies for multiple types of cancer.

Our Clinical Pipeline

Product Candidates	Targeted Indication	Status	Commercialization Rights
GVAX® Prostate Cancer Vaccine	Prostate cancer (hormone-refractory metastatic disease)	Phase 3 planned	Cell Genesys

GVAX® Lung Cancer Vaccine	Non small-cell lung cancer	Phase 2	Cell Genesys

GVAX® Pancreatic Cancer Vaccine	Pancreatic cancer	Phase 2	Cell Genesys

GVAX® Leukemia Vaccine	Acute myelogenous leukemia	Phase 2	Cell Genesys

GVAX® Myeloma Vaccine	Multiple myeloma	Phase 1/2	Cell Genesys

CG7870 Oncolytic Virus Therapy	Prostate cancer (intermediate-risk)	Phase 1/2	Novartis/Cell Genesys

Our GVAX® Cancer Vaccines Program

Our GVAX® vaccines are cancer treatment vaccines designed to stimulate the patient’s immune system to effectively fight cancer. GVAX® vaccines are comprised of tumor cells that are genetically modified to secrete an immune-stimulating hormone known as granulocyte-macrophage colony stimulating factor, or GM-CSF, and are then irradiated for safety. Since GVAX® vaccines consist of whole tumor cells, the cancer patient’s immune system can be activated against multiple tumor cell components, potentially resulting in greater clinical benefit than if the vaccine consisted of only a single tumor cell component. Additionally, the secretion of GM-CSF by the modified tumor cells greatly enhances the immune response by activating dendritic cells at the vaccination site, a critical step in the optimal response by the immune system to any vaccine product. The antitumor immune response which occurs throughout the body following vaccination with a GVAX® product can potentially result in the destruction of tumor cells that persist or recur following surgery, radiation therapy or chemotherapy treatment.

More than 600 patients have received our GVAX® vaccines in multiple clinical trials to date, and the vaccines have been shown to have a favorable side effect profile compared to conventional cancer therapies. GVAX® vaccines can be conveniently administered in an outpatient setting as an injection into the skin, a site where immune cells, including in particular dendritic cells, can be optimally accessed and activated. Our GVAX® cancer vaccines are generally being tested in non patient-specific, or allogeneic, configurations. We intend to develop these vaccines as “off-the-shelf” pharmaceutical products. We are also developing a lung cancer product, which is currently being tested in a patient-specific, or autologous, configuration that requires us to obtain a tumor sample from the patient. We are currently manufacturing GVAX® cancer vaccines in our Hayward, California and Memphis, Tennessee facilities, which operate according to the United States Food and Drug Administration’s (FDA) current Good Manufacturing Practices, or cGMP, regulations.

GVAX® Prostate Cancer Vaccine

Our GVAX® prostate cancer vaccine is a non patient-specific product comprised of two prostate cancer cell lines. We intend to develop and manufacture this vaccine as an “off-the-shelf” pharmaceutical for use after hormonal therapy for advanced-stage prostate cancer. Prostate cancer is the second leading cause of cancer death in men in the United States, with approximately 30,000 men dying each year from the disease. When a man is diagnosed with early-stage prostate cancer, he is treated with either a prostatectomy (surgical removal of the prostate) or radiation therapy. If the patient relapses, he is treated with hormone therapy to suppress testosterone in order to reduce the growth of the tumor. When the hormone therapy fails, the patient may or may not be treated with chemotherapy depending upon whether the disease has spread, or metastasized, to other parts of the body. We are designing our Phase 3 trials to evaluate whether GVAX® prostate cancer vaccine can benefit patients who have become refractory to hormone therapy and have metastatic disease.

We have completed two Phase 2 clinical trials in our GVAX® prostate cancer vaccine program in over 100 patients, and each trial has demonstrated a favorable safety profile. In September 2002, we reported final data from our first Phase 2 multicenter trial of the prostate cancer vaccine in hormone-refractory patients. Thirty-four patients with metastatic prostate cancer were entered in the trial, and they received the vaccine as their only cancer therapy for up to a six-month period. Long-term follow-up demonstrated an overall median survival of 26.2 months. We believe these results compare favorably to results seen with taxane chemotherapy, the widely used treatment for patients with this stage of prostate cancer. We reported interim results from a second Phase 2 trial with 80 patients in June 2003, which confirmed the activity of the vaccine product as well as the dose for Phase 3 trials. We expect to update these results during 2004.

We are planning to conduct two Phase 3 clinical trials of GVAX® prostate cancer vaccine in hormone-refractory prostate cancer patients with radiologic evidence of metastatic disease, including patients with high-risk tumors based on their Gleason score. The first Phase 3 clinical trial will compare GVAX® prostate cancer vaccine to taxane chemotherapy with respect to survival benefit in asymptomatic patients without bone pain. The second Phase 3 clinical trial will compare GVAX® prostate cancer vaccine plus taxane chemotherapy to taxane chemotherapy alone with respect to reduction in bone pain in symptomatic patients. We recently conducted a clinical end of Phase 2 meeting with the FDA to discuss these plans and expect to initiate the first Phase 3 trial in asymptomatic patients during the second quarter of 2004.

GVAX® Lung Cancer Vaccine

Our GVAX® lung cancer vaccine targets non small-cell lung cancer and is a patient-specific product made directly from tumor cells that are surgically removed from each treated patient. An initial Phase 1/2 trial of GVAX® lung cancer vaccine in advanced non small-cell lung cancer patients, the majority of whom had failed radiation and/or chemotherapy, demonstrated complete tumor responses in three of 33 treated patients with a median duration of 17.8 months. Another seven patients had stable disease or minor responses with an overall median duration of 7.7 months. The median survival of all 33 treated patients was 11.6 months, measured from the initiation of vaccine manufacturing. These data compare favorably to the reported median survival for the approved second-line taxane chemotherapy for such patients. Based on these encouraging findings, we initiated an expanded multicenter Phase 2 clinical trial in advanced non small-cell lung cancer in 2003 using a new semiautomated closed system to produce the vaccine. In addition to this ongoing Phase 2 clinical trial of GVAX® lung cancer vaccine, we expect a second Phase 2 clinical trial to commence during the second quarter of 2004 that is being sponsored and partially funded by the Southwest Oncology Group (SWOG), a cooperative clinical trials group of the National Cancer Institute. This clinical trial will focus on patients with bronchoalveolar carcinoma, a subtype of non small-cell lung cancer that, based on our data, may be particularly responsive to GVAX® lung cancer vaccine.

GVAX® Pancreatic Cancer Vaccine

Our GVAX® pancreatic cancer vaccine is a non patient-specific product. In an initial Phase 1 trial conducted at Johns Hopkins, three of eight patients who received vaccine after surgical resection of their tumors followed by adjuvant therapy with radiation and chemotherapy were alive and free of disease at least six years after diagnosis. Based on these findings, two clinical trials of our GVAX® pancreatic cancer vaccine are currently being conducted, a Phase 2 clinical trial of GVAX® pancreatic cancer vaccine in combination with surgery and standard adjuvant radiation and chemotherapy and a multicenter Phase 2 clinical trial of the vaccine in patients with inoperable or metastatic pancreatic cancer. We expect to report initial data from our ongoing Phase 2 clinical trial program for GVAX® pancreatic cancer vaccine during 2004.

GVAX® Vaccines for Hematologic Malignancies

Our GVAX® vaccines for hematologic malignancies combine a non patient-specific GVAX® cancer vaccine product that we manufacture with the patient’s malignant cells collected at the treatment center. We are currently conducting clinical trials utilizing GVAX® cancer vaccine following chemotherapy and bone marrow stem cell transplantation in patients with acute myelogenous leukemia and multiple myeloma. The Phase 2 clinical trial of GVAX® leukemia vaccine and Phase 1/2 clinical trial of GVAX® myeloma vaccine have completed enrollment. Preliminary findings from both trials reported during 2003 indicate that vaccine treatment may reduce laboratory measures of residual disease. We expect to report updated results from our ongoing trials of GVAX® leukemia vaccine and GVAX® myeloma vaccine during 2004.

Our Oncolytic Virus Therapies Program

Our oncolytic virus therapies program is designed to utilize the adenovirus, one of the viruses responsible for the common cold, to create viruses that kill cancer cells. The virus is engineered to selectively replicate in targeted cancer cells, thereby killing these cells and leaving healthy normal cells largely unharmed. The virus replicates in cancer cells until the cancer cell can no longer contain the virus and bursts. The tumor cell is destroyed and the newly created virus is believed to spread to neighboring cancer cells to continue the cycle of viral replication and tumor cell destruction. We are currently manufacturing oncolytic virus therapies and other viral-based products in our San Diego, California facility, which operates according to cGMP regulations.

CG7870 Oncolytic Virus Therapy for Early-stage Prostate Cancer

CG7870, an oncolytic virus therapy for prostate cancer, has been evaluated in Phase 1/2 clinical trials, both by intraprostatic and intravenous administration, and has been shown to have activity as measured by reduction or stabilization of PSA, or prostate-specific antigen. During 2003, we initiated a Phase 1/2 clinical trial of intraprostatic CG7870 in combination with external beam radiation in patients with localized intermediate-risk prostate cancer. In 2004, we expect to initiate an additional Phase 1/2 trial of intravenous CG7870 in combination with taxane chemotherapy in patients with advanced-stage prostate cancer.

Our Business Strategy

Our objective is to become a leading biotechnology company focused on discovering, developing and commercializing innovative treatments for cancer. Key elements of our strategy are to:

•	Develop and commercialize GVAX® prostate cancer vaccine while continuing to build a portfolio of innovative oncology products;

•	Focus on “off-the-shelf” products;

•	Use established in-house manufacturing capabilities for Phase 3 trials and initial market launch; and

•	Commercialize products through partnerships that maintain at least co-promotion rights in the United States.

Our Corporate Collaborations

We currently have several corporate collaborations, two of which were signed in 2003. In July 2003, we announced a global alliance with Novartis for the development and commercialization of oncolytic virus therapies. Under the agreement, we also acquired exclusive worldwide rights to the oncolytic virus therapy products and certain related intellectual property of Genetic Therapy, Inc., an affiliate of Novartis, as well as certain related intellectual property of Novartis. In May 2003, we entered into a research and development collaboration with Medarex, Inc. to evaluate combination therapy with our GVAX® prostate cancer vaccine and Medarex’s anti-CTLA-4 antibody. We plan to initiate a Phase 1 trial of this combination therapy during 2004.

Assets Outside of Our Core Business

Our strategy has been to spin out or out license technologies that fall outside of our core cancer franchise. We continue to hold approximately 7.4 million shares of common stock of our former subsidiary, Abgenix, Inc., which focuses on the development and commercialization of antibody therapies. In 2001, we launched Ceregene, Inc., a majority-owned subsidiary that focuses on gene therapies for neurological disorders. Finally, we have out licensed our gene activation technology and generated more than $50.0 million in revenues to date from Aventis Pharmaceuticals, Inc. and Transkaryotic Therapies, Inc., among others.

Corporate Information

We were incorporated in Delaware in 1988. Our principal executive offices are located at 500 Forbes Boulevard, South San Francisco, California 94080. Our telephone number is (650) 266-3000. Our website address is www.cellgenesys.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock we are offering	4,250,000 shares

Common stock outstanding immediately after this offering	43,921,521 shares

Use of proceeds

We expect to use the net proceeds from this offering to: fund clinical trials of our product candidates; continue to advance our preclinical research programs; and fund general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

Nasdaq National Market symbol	CEGE

The number of shares of common stock outstanding immediately after this offering in the table above is based on approximately 39,671,521 shares outstanding as of December 31, 2003 and does not include, as of that date:

—	212,961 shares of common stock issuable upon conversion of the 226 outstanding shares of our Series B redeemable convertible preferred stock;
—	6,635,396 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $12.62 per share; and
—	3,168,685 shares of common stock reserved for future awards and issuances under our stock plans.

Unless otherwise stated, all information contained in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated statement of operations data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 and our actual and as adjusted summary consolidated balance sheet data as of December 31, 2003. The summary consolidated statement of operations data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 and the actual summary consolidated balance sheet data as of December 31, 2003 have been derived from our audited consolidated financial statements. Our audited consolidated financial statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 are incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary consolidated financial data should be read in conjunction with the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, including the notes thereto, set forth in our Annual Report on Form 10-K for the year ended December 31, 2003. The summary consolidated balance sheet data has also been presented on an as adjusted basis to give effect to our receipt of the estimated net proceeds from the sale of 4,250,000 shares of common stock at a public offering price of $12.50 per share, after deducting the underwriters’ discounts and commissions and estimated offering expenses.

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenue	$18,128	$39,141	$28,317	$24,209	$33,607
Operating expenses:
Research and development	85,296	75,138	50,752	30,474	24,538
General and administrative	25,980	20,697	11,850	6,984	4,833
Charge (credit) for purchased in-process technology	—	(186)	18,042	—	—
Merger termination costs	—	—	—	—	15,382

Total operating expenses	111,276	95,649	80,644	37,458	44,753

Loss from operations	(93,148)	(56,508)	(52,327)	(13,249)	(11,146)
Equity in loss of Abgenix, Inc.	—	—	—	—	(3,083)
Gain on sale of Abgenix, Inc. common stock	12,638	2,246	—	239,660	—
Interest and other income, net	(528)	8,931	17,878	13,172	2,235

Income (loss) before minority interest, income taxes and cumulative effect of change in accounting	(81,038)	(45,331)	(34,449)	239,583	(11,994)
Loss attributed to minority interest	—	96	264	—	—

Income (loss) before income taxes and cumulative effect of change in accounting	(81,038)	(45,235)	(34,185)	239,583	(11,994)
Income tax benefit (provision)	24,632	18,636	5,512	(64,203)	—

Income (loss) before cumulative effect of change in accounting	(56,406)	(26,599)	(28,673)	175,380	(11,994)
Cumulative effect of change in accounting principle, net of tax (1)	—	—	—	(6,460)	—

Net income (loss)	(56,406)	(26,599)	(28,673)	168,920	(11,994)
Dividend in kind to preferred stockholders	230	702	785	756	392

Income (loss) attributed to common stockholders	$(56,636)	$(27,301)	$(29,458)	$168,164	$(12,386)

Basic income (loss) per common share	$(1.48)	$(0.76)	$(0.85)	$4.99	$(0.39)

Diluted income (loss) per common share	$(1.48)	$(0.76)	$(0.85)	$4.55	$(0.39)

Weighted average shares of common stock outstanding—basic	38,177	35,889	34,746	33,716	31,682
Weighted average shares of common stock outstanding—diluted	38,177	35,889	34,746	36,952	31,682

(1)	Reflects the impact of the adoption of SAB 101 on revenue recognition effective January 1, 2000. Before taking into account the cumulative effect of the accounting change and after accounting for the dividend in kind to preferred stockholders, basic income per common share in 2000 was $5.18 (a cumulative effect of the accounting change of $0.19 per share) and diluted income per common share in 2000 was $4.73 (a cumulative effect of the accounting change of $0.18 per share).

	As of December 31, 2003
	Actual	As Adjusted
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments, including restricted cash and investments	$160,288	$209,989
Total assets	460,502	510,203
Long-term obligations	176,588	176,588
Redeemable convertible preferred stock	2,706	2,706
Accumulated deficit	(146,562)	(146,562)
Stockholders’ equity	216,866	266,567

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Company

Our products are in developmental stage, are not approved for commercial sale and might not ever receive regulatory approval or become commercially viable.

All of our potential cancer vaccines, oncolytic virus therapies and antiangiogenesis therapy products are in research and development. We have not generated any revenues from the sale of products. We do not expect to generate any revenues from product sales for at least the next several years. Our products currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercial use. Our research and development efforts may not be successful, and any of our future products may not be ultimately commercially successful. Even if developed, our products may not receive regulatory approval or be successfully introduced and marketed at prices that would permit us to operate profitably.

Our cancer vaccines and oncolytic virus therapies must undergo exhaustive clinical testing and may not prove to be safe or effective. If any of our proposed products are delayed or fail, we may have to curtail our operations.

There are many reasons that potential products that appear promising at an early stage of research or development do not result in commercially successful products. Clinical trials may be suspended or terminated if safety issues are identified, if our investigators or we fail to comply with regulations governing clinical trials or for other reasons. Although we are testing some of our proposed products and therapies in human clinical trials, we cannot guarantee that we, the FDA or the Institutional Review Boards at our research institutions will not suspend or terminate any of our clinical trials, that we will be permitted to undertake human clinical trials for any of our other products or that adequate numbers of patients can be recruited for our clinical trials. Also, the results of this testing might not demonstrate the safety or efficacy of these products. Even if clinical trials are successful, we might not obtain regulatory approval for any indication. Preclinical and clinical data can be interpreted in many different ways, and FDA officials could interpret data that we consider promising differently, which could halt or delay our clinical trials or prevent regulatory approval. Finally, even if our products proceed successfully through clinical trials and receive regulatory approval, there is no guarantee that an approved product can be manufactured in commercial quantities at reasonable cost or that such a product will be successfully marketed.

Our programs utilize new technologies. Existing preclinical and clinical data on the safety and efficacy of our programs are limited. Our GVAX® cancer vaccines and oncolytic virus therapies are currently being tested in human clinical trials to determine their safety and efficacy. None of our other products or therapies under development is in human clinical trials. The results of preclinical or earlier stage clinical trials do not necessarily predict safety or efficacy in humans. Our products in later stage clinical trials may fail to show desired safety and efficacy, despite having progressed through preclinical or early clinical trials. Serious and potentially life-threatening side effects may be discovered during preclinical and clinical testing of our potential products or thereafter, which could delay, halt or interrupt clinical trials of our products, and could result in the FDA or other regulatory authorities denying approval of our drugs for any or all indications. In the case of patient-specific therapies such as our GVAX® lung cancer vaccine, the risks of any surgical procedure that may be required to prepare the vaccine must be considered in the evaluation of the product’s safety profile. All surgical procedures, particularly those in advanced disease settings, involve some element of risk to the patient, which must be evaluated in the context of the patient’s condition and therapeutic alternatives. In past and current clinical trials involving patients with very advanced stages of lung cancer, a small number of patients with progressive disease have died during the period following surgical removal of their tumor and prior to administration of GVAX® vaccine. The FDA has informed us that additional deaths associated with the procurement of the tumor that occur in the future will result in a reassessment of the overall risk/benefit profile of our current study and may result in termination of the trial. We have voluntarily limited the types of tumor removal procedures that will be performed in this trial to those with lower risk of post-operative patient death, and we have revised the eligibility criteria to exclude certain high-risk patients from the trial. These precautionary measures are intended to minimize, but cannot entirely eliminate, the risk that there will be other post-operative deaths following the tumor procurement procedures.

Clinical trials are very costly and time-consuming, especially the typically larger Phase 3 trials which we expect to initiate during the next twelve months. We cannot exactly predict if and when our current clinical trials will be completed. We also cannot exactly predict when other planned clinical trials, including planned Phase 3 trials of our GVAX® cancer vaccines, will begin or be completed. Though we anticipate commencing our Phase 3 trial of GVAX® prostate cancer vaccine during the second quarter of 2004, we cannot guarantee that we will be able to begin the Phase 3 trial within that timeframe. The anticipated Phase 3 trial of our GVAX® prostate cancer vaccine is our first Phase 3 trial. Many factors affect patient enrollment in clinical trials, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new therapies approved for the conditions that we are investigating. In addition to delays in patient enrollment, other unforeseen developments, including delays in obtaining regulatory approvals to commence a study, delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites, lack of effectiveness during clinical trials, unforeseen safety issues, uncertain dosing issues, inability to monitor patients adequately during or after treatment, our or our investigators’ failure to comply with FDA regulations governing clinical trials, and an inability or unwillingness of medical investigators to follow our clinical protocols, could prevent or delay completion of a clinical trial and increase its costs, which could also prevent or delay any eventual commercial sale of the therapy that is the subject of the trial. Each of our anticipated Phase 3 clinical trials of GVAX® prostate cancer vaccine will compare GVAX® vaccine to a taxane chemotherapy regimen, which is widely used to treat this patient group. However, there can be no assurance that this chemotherapy regimen will continue to be commonly used to treat these patients in the future. Third-party trials to evaluate taxane chemotherapy are currently underway. Should these or other trials demonstrate that another therapy or regimen is more effective than the taxane chemotherapy regimen to which we compare the GVAX® vaccine, we will need to modify our current Phase 3 clinical trial strategy for GVAX® prostate cancer vaccine or possibly conduct additional comparative clinical trials.

We have not been profitable in our operations (absent the gains on sales of Abgenix common stock and certain upfront or non-recurring license fees). We expect to continue to incur substantial losses and negative cash flow from operations and may not become profitable in the future.

We have incurred an accumulated deficit since our inception. At December 31, 2003, our accumulated deficit was $146.6 million. Our accumulated deficit would be substantially higher absent the gains we have realized on sales of our Abgenix common stock. For the year ended December 31, 2003, we recorded a loss attributed to common stockholders of $56.6 million, which included $14.1 million in non-recurring revenue from Japan Tobacco Inc. and $12.6 million in gains on sales of our Abgenix common stock. We expect to incur substantial operating losses for at least the next several years and potentially longer. This is due primarily to the expansion of research and development programs, clinical trials and manufacturing activities and, to a lesser extent, general and administrative expenses. We also have substantial lease obligations related to our new manufacturing and headquarter facilities. We expect that losses will fluctuate from quarter to quarter and that these fluctuations may be substantial. We cannot guarantee that we will successfully develop, manufacture, commercialize or market any products, or that we will ever achieve profitability.

We will need substantial additional funds to continue operations, and our ability to generate funds depends on many factors beyond our control.

We will need substantial additional funds for existing and planned preclinical and clinical trials, to continue research and development activities, for lease obligations related to our manufacturing and headquarter facilities, for principal and interest payments related to our debt financing obligations and to establish marketing capabilities for any products we may develop. At some point in the future, we will also need to raise additional capital to further fund our operations. Our future capital requirements will depend on, and could increase as a result of, many factors, such as:

•	the progress and scope of our internally funded research, development and commercialization activities;

•	our ability to establish new collaborations and the terms of those collaborations;

•	competing technological and market developments;

•	the time and cost of regulatory approval;

•	the extent to which we choose to commercialize our future products through our own sales and marketing capabilities;

•	the costs we incur in obtaining and enforcing patent and other proprietary rights or gaining the freedom to operate under the patents of others;

•	our success in acquiring and integrating complementary products, technologies or businesses; and

•	the extent to which we choose to expand and develop our manufacturing capacities, including manufacturing capacities necessary to meet potential commercial requirements.

If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research, development or clinical activities.

We plan to raise additional funds through collaborative business relationships, sales of some portion or all of our investment in Abgenix common stock, additional equity or debt financings, or otherwise, but we may not be able to do any of the foregoing on favorable terms, or at all.

Because of our long-term capital requirements, we may seek to access the public or private debt and equity markets, by selling our holdings of Abgenix common stock and/or our own debt or equity securities. Additional funding may not be available to us, and, if available, may not be on acceptable terms. Opportunities for out licensing technologies or for third-party collaborations may not be available to us on acceptable terms, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research, development or clinical activities. In addition, we may decide to raise additional capital when conditions are favorable, even when we do not have an immediate need for additional capital at that time. If we raise additional funds by issuing equity securities, stockholders will incur immediate dilution.

Alternatively, we may need to seek funds through arrangements with collaborative partners or others that require us to relinquish rights to technologies or product candidates that we would otherwise seek to develop or commercialize ourselves. Either of these events could have a material adverse effect on our business, results of operations, financial condition or cash flow. Currently, we do not have collaborative partners for the further development of our GVAX® cancer vaccines. Though we plan to seek such partners in the future, we may not be successful in entering into collaborative partnerships on favorable terms, if at all. Certain of our oncolytic virus therapy products are being developed under our global strategic alliance with Novartis, and Novartis has future commercialization rights for these products. Also, we can give no assurance that our alliance with Novartis will continue, as Novartis periodically has the option of terminating the alliance at its discretion.

Our ability to manufacture our products is uncertain, which may delay or impair our ability to develop, test and commercialize our products.

We have built our own manufacturing facilities to operate according to the FDA’s current Good Manufacturing Practices (cGMP) regulations for the manufacture of products for clinical trials and to support the potential commercial launch of our product candidates. We are under significant lease obligations for each of our facilities. We may be unable to establish and maintain our manufacturing facilities within our planned time and budget, which could have a material adverse effect on our product development timelines. Our manufacturing facilities will be subject to ongoing, periodic inspection by the FDA and state agencies to ensure compliance with cGMP. Our failure to follow and document our adherence to such cGMP regulations or other regulatory requirements may lead to significant delays in the availability of products for commercial use or clinical study, may result in the termination or hold on a clinical study, or may delay or prevent filing or approval of marketing applications for our products. We also may encounter problems with the following:

•	achieving consistent and acceptable production yield and costs;

•	meeting product release specifications;

•	quality control and assurance;

•	shortages of qualified manufacturing personnel;

•	shortages of raw materials;

•	shortages of key contractors; and

•	ongoing compliance with FDA and other regulations.

Failure to comply with applicable regulations could also result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could harm our business.

Developing advanced manufacturing techniques and process controls is required to fully utilize our expanded facilities. The manufacturing techniques and process controls, as well as the product release specifications, required for our GVAX® cancer vaccines and oncolytic virus therapies are more complex and less well-established than those required for other biopharmaceutical products, including small molecules, therapeutic proteins and monoclonal antibodies. We may not be able to develop these techniques and process controls to manufacture our products effectively to meet the demands of regulatory agencies, clinical testing and commercial production.

In addition, during the course of the development and testing of our products, we may make and have made improvements to processes, formulations or manufacturing methods or employ different manufacturing facilities. Such changes may be made to improve the product’s potential efficacy, make it easier to manufacture at scale, reduce variability or the chance of contamination of the product, or for other reasons. As a result, certain of the products we are currently testing in clinical trials, including our most advanced products, are not identical to those used in previous clinical trials from which we have reported clinical data. We may be required to conduct certain laboratory studies to demonstrate the comparability of our products if we introduce additional manufacturing changes. We cannot guarantee that the results of studies using the current versions of our products will be as successful as the results of earlier studies conducted using different versions of our products.

If we are unable to manufacture our products for any reason, our options for outsourcing manufacturing are currently limited. We are unaware of available contract manufacturing facilities on a worldwide basis in which our GVAX® product candidates can be manufactured under cGMP regulations, a requirement for all pharmaceutical products. It would take a substantial period of time for a contract manufacturing facility that has not been producing our particular products to begin producing them under cGMP regulations.

Our manufacturing facilities are subject to licensing requirements of the United States Drug Enforcement Administration (DEA), the California Department of Health Services and the Tennessee Department of Commerce and Insurance, Board of Pharmacy, referred to as the Tennessee Board of Pharmacy. While not yet subject to license by the FDA, these facilities are subject to inspection by the FDA, as well as by the DEA, the California Department of Health Services and the Tennessee Board of Pharmacy. Failure to maintain these licenses or to meet the inspection criteria of these agencies would disrupt our manufacturing processes and have a material adverse effect on our business, results of operations, financial condition and cash flow.

In order to produce our products in the quantities that we believe will be required to meet anticipated market demand, we will need to increase, or “scale up,” the production process by a significant factor over the current level of production. If we are unable to do so, or if the cost of this scale up is not economically feasible for us, we may not be able to produce our products in a sufficient quantity to meet the requirements for product launch or future demand.

If our proposed products are not effectively protected by issued patents or if we are not otherwise able to protect our proprietary information, we will be more vulnerable to competitors, and our business could be adversely affected.

We rely heavily on the development and protection of our intellectual property portfolio. The patent positions of pharmaceutical and biotechnology firms, including ours, are generally uncertain and involve complex legal and factual questions. As of December 31, 2003 we had approximately 300 patents issued or granted to us or available to us based on licensing arrangements and approximately 280 applications pending in our name or available to us based on licensing arrangements. Although we are prosecuting patent applications, we cannot be certain whether any given application will result in the issuance of a patent or, if any patent is issued, whether it will provide significant proprietary protection or whether it will be invalidated. Also, depending upon their filing date, patent applications in the United States are confidential until patents are published or issued. Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. Accordingly, we cannot be sure that we were the first creator of inventions covered by pending patent applications or that we were the first to file patent applications for these inventions. In addition, to the extent we license our intellectual property to other parties, we may incur expenses as a result of contractual agreements in which we indemnify these licensing parties against losses incurred if our intellectual property infringes upon the rights of others.

Our intellectual property may be challenged by our competitors in the future, which may have a material adverse effect on our business, results of operations, financial condition and cash flow.

Our commercial success depends in part on not infringing the patents or proprietary rights of others and not breaching licenses granted to us. We are aware of competing intellectual property relating to both our programs in cancer vaccines and oncolytic virus therapies. While we currently believe we have freedom to operate in these areas, others may challenge our position in the future. We may be required to obtain licenses to third-party technologies or genes necessary in order to market our products. Any failure to license any technologies or genes required to commercialize our technologies or products at reasonable cost may have a material adverse effect on our business, results of operations, financial condition and cash flow.

We may have to engage in litigation, which could result in substantial cost, to enforce our patents or to determine the scope and validity of other parties’ proprietary rights.

To determine the priority of inventions, the United States Patent and Trademark Office frequently declares interference proceedings. In Europe, patents can be revoked through opposition proceedings. These proceedings could result in an adverse decision as to the priority of our inventions.

We are currently involved in several interference and/or opposition proceedings related to our current product portfolio and certain of our core technologies. We cannot predict the outcome of these proceedings. An adverse result in any of these proceedings could have an adverse effect on our intellectual property position in these areas and on our business as a whole. If we lose in any such proceeding, our patents or patent applications that are the subject matter of the proceeding may be invalidated or may not be permitted to issue as patents. Consequently, we may be required to obtain a license from the prevailing party in order to continue the portion of our business that relates to the proceeding. Such license may not be available to us on acceptable terms or on any terms, and we may have to discontinue that portion of our business. We may be involved in other interference and/or opposition proceedings in the future. We believe that there will continue to be significant litigation in the industry regarding patent and other intellectual property rights.

Our competitive position may be adversely affected by our limited ability to protect and control unpatented trade secrets, know-how and other technological innovation.

Our competitors may independently develop similar or better proprietary information and techniques and disclose them publicly. Also, others may gain access to our trade secrets, and we may not be able to meaningfully protect our rights to our unpatented trade secrets.

We require our employees and consultants to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed by or made known to an individual during the course of the employment or consulting relationship generally must be kept confidential. In the case of employees, the agreements provide that all inventions relating to our business conceived by the employee while employed by us are our exclusive property. These agreements may not provide meaningful protection for our trade secrets in the event of unauthorized use or disclosure of such information.

Our competitors may develop therapies for the diseases that we are targeting that are more advanced or more effective than ours, which could adversely affect our competitive position, or they may commercialize products more rapidly than we do, which may adversely affect our competitive position.

There are many companies pursuing programs for the treatment of cancer. Some of these competitors are large pharmaceutical companies, such as Aventis and Bristol-Myers Squibb, which have greater experience and resources than we do in developing products, in undertaking preclinical testing and human clinical trials of new pharmaceutical products, in obtaining FDA and other regulatory approvals of products, and in manufacturing and marketing new therapies. We are also competing with other biotechnology companies with similar experience and resources to ours, but which may have programs that are in a later stage of clinical testing than ours, such as Dendreon Corporation, Antigenics, Inc. and CancerVax, Inc.

Some competitors are pursuing a product development strategy competitive with ours, particularly with respect to our cancer vaccine and oncolytic virus therapy programs. Certain of these competitive products are in more advanced stages of product development and clinical trials. We compete with other clinical-stage companies and institutions for clinical trial participants, which could reduce our ability to recruit participants for our clinical trials. Delay in recruiting clinical trial participants could adversely affect our ability to bring a product to market prior to our competitors. Our competitors may develop technologies and products that are more effective than ours, or that would render our technology and products less competitive or obsolete.

Our competitive position and those of our competitors can vary based on the performance of products in clinical trials. In addition, our competitors may obtain patent protection or FDA approval and commercialize products more rapidly than we do, which may impact future sales of our products. We also may not have the access that some of our competitors have to biological materials necessary to support the research, development or manufacturing of planned therapies. If we are permitted by the FDA to commence commercial sales of products, we will also be competing with respect to marketing capabilities and manufacturing efficiency, areas in which we have limited or no experience. We expect that competition among products approved for sale will be based, among other things, on:

•	product efficacy;

•	price;

•	safety;

•	reliability;

•	availability;

•	patent protection; and

•	sales, marketing and distribution capabilities.

Our competitive position also depends upon our ability to attract and retain qualified personnel, develop proprietary products or processes, and secure sufficient funding for the often-lengthy period between product conception and commercial sales.

To the extent we depend on strategic partners to sell, market or distribute our products, we will have reduced control over the success of the sales, marketing and distribution of our future products.

We have no experience in sales, marketing or distribution of biopharmaceutical products. We may in the future rely on sales, marketing and distribution expertise of potential corporate partners for our initial products. The decision to market future products directly or through corporate partners will be based on a number of factors, including:

•	market size and concentration;

•	size and expertise of the partner’s sales force in a particular market; and

•	our overall strategic objectives.

If we choose to rely on strategic partners for the sale, marketing or distribution of our future products, we will have less control over the success of our products and will depend heavily upon our partners’ abilities and dedication to our products. We cannot assure you that these future strategic partnerships will be available on favorable terms, if at all, nor can we assure you that they will enhance our business.

We may in the future be exposed to product liability claims, which could adversely affect our business, results of operations, financial condition and cash flow.

Clinical trials or marketing of any of our potential products may expose us to liability claims resulting from the use of our products. These claims might be made by clinical trial participants, consumers, health care providers or sellers of our products. We currently maintain product liability insurance with respect to each of our clinical trials. We may not be able to maintain insurance or obtain sufficient coverage at a reasonable cost, given the increasing cost of insurance in today’s insurance market. An inability to maintain insurance at an acceptable cost, or at all, could prevent or inhibit the clinical testing or commercialization of our products or otherwise affect our financial condition. A claim, particularly resulting from a clinical trial, on any of our insurance policies or a product recall could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Our business, financial condition and results of operations could suffer as a result of future strategic acquisitions and investments.

We may engage in future acquisitions or investments that could dilute our existing stockholders or cause us to incur contingent liabilities, commitments, debt or significant expense. From time to time, in the ordinary course of business, we may evaluate potential acquisitions or investments in related businesses, products or technologies, although we currently have no commitments or agreements for any such acquisitions or investments. We may not be successful with any strategic acquisition or investment. Any future acquisition or investment could harm our business, financial condition and results of operations.

If we engage in future acquisitions, we may not be able to fully integrate the acquired companies and their intellectual property or personnel. Our attempts to do so may place additional burdens on our management and infrastructure. Future acquisitions will also subject us to a number of risks, including:

•	the loss of key personnel and business relationships;

•	difficulties associated with assimilating and integrating the new personnel and operations of the acquired companies;

•	the potential disruption of our ongoing business;

•	the expense associated with maintenance of diverse standards, controls, procedures, employees and clients;

•	the diversion of resources from the development of our own proprietary technology; and

•	our inability to generate revenue from acquired technology sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could result in a material adverse effect on our business.

Our facilities in California have, in the past, been subject to electrical blackouts as a result of a shortage of available electrical power. Future blackouts could disrupt the operations of our facilities. In addition, we do not carry sufficient business interruption insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could have a material adverse effect on our business. We are vulnerable to a major earthquake and other calamities. Most of our facilities are located in seismically active regions. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major earthquake and do not have a recovery plan for fire, earthquake, power loss, terrorist activity or similar disasters. We are unable to predict the effects of any such event, but the effects could be seriously harmful to our business.

We depend on our key technical and management personnel to advance our technology, and the loss of these personnel could impair the development of our products.

We rely and will continue to rely on our key management and scientific staff, all of whom are employed at-will. The loss of key personnel or the failure to recruit necessary additional qualified personnel could have a material adverse effect on our business and results of operations. There is intense competition from other companies, research and academic institutions and other organizations for qualified personnel. We may not be able to continue to attract and retain the qualified personnel necessary for the development of our business. We will need to continue to recruit experts in the areas of clinical testing, manufacturing, marketing and distribution and to develop additional expertise in our existing personnel. If we do not succeed in recruiting necessary personnel or developing this expertise, our business could suffer significantly.

We depend on clinical trial arrangements with public and private medical institutions to advance our technology, and the loss of these arrangements could impair the development of our products.

We have arrangements with a number of public and private medical institutions for the conduct of human clinical trials for our GVAX® cancer vaccine programs and oncolytic virus therapies. The early termination of any of these clinical trial arrangements or the failure of these institutions to comply with the regulations and requirements governing clinical trials would hinder the progress of our clinical trial program. If any of these relationships are terminated, the clinical trials might not be completed, and the results might not be evaluable.

Inventions or processes discovered by our outside scientific collaborators may not become our property, which may affect our competitive position.

We rely on the continued availability of outside scientific collaborators performing research. These relationships generally may be terminated at any time by the collaborator, typically by giving 30 days notice. These scientific collaborators are not our employees. As a result, we have limited control over their activities and can expect that only limited amounts of their time will be dedicated to our activities. Our arrangements with these collaborators, as well as those with our scientific consultants, provide that any rights we obtain as a result of their research efforts will be subject to the rights of the research institutions for which they work. In addition, some of these collaborators have consulting or other advisory arrangements with other entities that may conflict with their obligations to us. For these reasons, inventions or processes discovered by our scientific collaborators or consultants may not become our property.

Our stock price is influenced by the market price of Abgenix stock, which has been highly volatile.

Our retained ownership of Abgenix common stock represents a material portion of the total assets on our balance sheet. The common stock price of Abgenix has proven to be highly volatile. The value of our holdings of Abgenix common stock was $91.9 million at December 31, 2003 compared to $64.1 million at December 31, 2002. Movements in the price of Abgenix common stock, up or down, may exert corresponding influences on the market price of our stock.

Our stock price has fluctuated in the past and is likely to continue to be volatile in the future.

The stock prices of biopharmaceutical and biotechnology companies, including ours, have historically been highly volatile. Since January 1, 2001, our stock price has fluctuated between a high closing price of $24.80 on December 6, 2001 and a low closing price of $6.43 on March 18, 2003. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following factors, among others, may affect our stock price:

•	announcements of data from, or material developments in, our clinical trials or those of our competitors, including delays in the commencement of a clinical trial;

•	fluctuations in our financial results;

•	announcements of technological innovations or new therapeutic products by us or our competitors, including innovations or products by our competitors that may require us to redesign, and therefore delay, our clinical trials to account for those innovations or products;

•	announcements of changes in governmental regulation affecting us or our competitors;

•	announcements of regulatory approval or disapproval of our or our competitors’ products;

•	announcements of new collaborative relationships by us or our competitors;

•	developments in patent or other proprietary rights affecting us or our competitors;

•	public concern as to the safety of products developed by us or other biotechnology and pharmaceutical companies;

•	general market conditions;

•	fluctuations in the price of Abgenix common stock;

•	material developments related to our majority-owned subsidiary, Ceregene;

•	fluctuations in price and volume in the stock market in general, or in the trading of the stock of biopharmaceutical and biotechnology companies in particular, that are unrelated to our operating performance;

•	issuances of securities in equity, debt or other financings or issuances of common stock upon conversion of our remaining Series B redeemable convertible preferred stock;

•	sales of common stock by existing stockholders; and

•	the perception that such issuances or sales could occur.

Our stockholders may be diluted by the conversion of outstanding Series B redeemable convertible preferred stock.

As of December 31, 2003, 226 shares of Series B redeemable convertible preferred stock, referred to as the Series B preferred, issued in January 2000 remained outstanding and were convertible into an aggregate of 212,961 shares of common stock as of that date. The holders of the Series B preferred may choose at any time to convert their shares into common stock. Conversion of the Series B preferred would result in issuance of additional shares of common stock, diluting existing common stockholders. The number of shares of common stock issuable upon conversion of the Series B preferred is determined by dividing the market value of the shares to be converted by the lower of:

•	a fixed conversion price of $14.53 per share (subject to antidilution provisions); or

•	the average of certain trading prices during the ten trading days preceding such date of conversion.

The market value of the Series B preferred is based on the outstanding carrying value from the original issuance plus the deemed dividend earned over the holding period. As of December 31, 2003, the aggregate market value for all outstanding Series B preferred was approximately $2.7 million. The number of shares of common stock issuable upon conversion of the Series B preferred, and therefore the dilution of existing common stockholders, could increase as a result of either an event triggering the antidilution rights of the Series B preferred or a decline in the market price of our common stock immediately prior to conversion of the Series B preferred.

During the year ended December 31, 2003, 439 shares of the Company’s Series B preferred were converted into 567,026 shares of the Company’s common stock at an average effective conversion price of $9.51 per common share. In the event the holders of the remaining outstanding Series B preferred do not convert their shares, the shares will automatically be converted on January 18, 2005 according to the formula described above.

Our stockholders may be diluted by the exercise of outstanding stock options or other issuances of our common stock.

Substantially all shares of common stock for which our outstanding stock options are exercisable are, once they have been purchased, eligible for immediate sale in the public market. Issuance of common stock or the exercise of stock options would dilute existing investors.

Investors in this offering will experience immediate and substantial dilution.

The offering price per share will be substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $6.45 in net tangible book value per share, based on the sale of 4,250,000 shares of common stock at an offering price of $12.50 per share.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of us or could limit the price investors might be willing to pay for our stock.

Certain provisions of our Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions include the adoption of a Stockholder Rights Plan, commonly known as a “poison pill.” Under the Stockholder Rights Plan, we made a dividend distribution of one preferred share purchase right for each share of our common stock outstanding as of August 21, 1995 and each share of our common stock issued after that date. In July 2000, we made certain technical changes to amend the plan and extended the term of such plan until 2010. The rights are exercisable only if an acquirer purchases 15 percent or more of our common stock or announces a tender offer for 15 percent or more of our common stock. Upon exercise, holders other than the acquirer may purchase our stock at a discount. Our Board of Directors may terminate the rights plan at any time or under certain circumstances redeem the rights. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Board of Directors, the plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors regarding such acquisition. These provisions and certain provisions of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in our management or in the control of our company, including transactions in which our stockholders might otherwise receive a premium over the fair market value of our common stock.

Due to the potential value of our strategic investments, we could be determined to be an investment company, and if such a determination were made, we would become subject to significant regulation that would adversely affect our business.

Our non-controlling positions in Abgenix and, should we lose our controlling position, Ceregene, along with investments of our available cash resources in certain types of fixed-income securities, could be considered “investment securities” under the Investment Company Act of 1940 (Investment Company Act), raising a question of whether we are an investment company required to register and be regulated under the Investment Company Act. Regulation under the Investment Company Act, or a determination that we failed to register when required to do so, could materially and adversely affect our business. We believe that we are primarily engaged in the research, development and commercialization of biological cancer therapies and that any investment securities are ancillary to our primary business. Nevertheless, to address any uncertainty in this regard, prior to the closing of this offering we will redeploy a portion of our existing portfolio, and we will also deploy the net offering proceeds pending use, to invest more heavily in money market funds and U.S. government securities and to reduce the level of investment in corporate bonds and other instruments that could be considered “investment securities.” In addition, over time we plan to reduce the level of our investment securities by disposing of our holdings in Abgenix. We may also be required to reduce the level of our investment in entities we may not control in the future (such as Ceregene) so as to reduce our holdings of investment securities. These dispositions may be effected under unfavorable market conditions. The lower rates of return expected from the redeployment of our investment portfolio, and any required dispositions of non-controlling investments, could adversely affect our future reported results.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively.

We currently intend to use the net proceeds from the sale of the shares by us to fund clinical trials of our product candidates, continue to advance our preclinical research programs and fund general corporate purposes. However, our management will have broad discretion as to the application of the net proceeds received by us and could use them for purposes other than those contemplated at the time of this offering, including, for example, for in-licensing or acquisitions of complementary products, technologies or companies. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds received by us. Moreover, our management may use the net proceeds received by us for corporate purposes that may not increase our profitability or our market value.

Risks Related to Our Industry

In order for our products to be offered to the public, they must undergo extensive clinical testing and receive approval from the FDA, which could delay or prevent the commercialization of our products.

Human therapeutic products must undergo rigorous preclinical and clinical testing and other premarket approval procedures by the FDA and similar authorities in foreign countries. Preclinical tests include laboratory evaluation of potential products and animal studies to assess the potential safety and efficacy of the product and its formulations. Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with FDA Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. The developer of the drug must provide information relating to the characterization of the product before administration to the patients participating in the clinical trials. This requires developing approved assays of the product to test before and after administration to the patient. In addition, developers of pharmaceutical products must provide periodic data regarding clinical trials to the FDA, and the FDA may issue a clinical hold upon a trial if the FDA does not believe, or cannot confirm, that the trial can be conducted without unreasonable risk to the trial participants. We cannot assure you that the FDA will not issue a clinical hold with respect to any of our clinical trials in the future. The results of the preclinical testing and clinical testing, together with chemistry, manufacturing and controls information, are submitted to the FDA in the form of a new drug application for a pharmaceutical product, and in the form of a biologics license application for a biological product, requesting approval to commence commercial sales.

In responding to a new drug application or a biologics license application, the FDA may grant marketing approvals, request additional information or further research, or deny the application if it determines that the application does not satisfy its regulatory approval criteria. Regulatory approval of a new drug application, new drug application supplement or biologics license application is never guaranteed, and the approval process typically takes several years and is extremely expensive. The FDA has substantial discretion in the drug and biologics approval processes. Despite the time and expense incurred, failure can occur at any stage, and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional preclinical or clinical studies. Approvals may not be granted on a timely basis, if at all, and if granted may not cover all the clinical indications for which we may seek approval. Also, an approval might contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

Even if our products are approved by regulatory authorities, if we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with our products including unanticipated adverse events of unanticipated severity or frequency, manufacturer or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures or detention, injunctions or the imposition of civil or criminal penalties.

We are subject to federal, state and local laws and regulations, and complying with these may cause us to incur significant costs.

We are subject to laws and regulations enforced by the FDA, the DEA, the California Department of Health Services, the Tennessee Board of Pharmacy and other regulatory statutes including:

•	the Occupational Safety and Health Act;

•	the Environmental Protection Act;

•	the Toxic Substances Control Act;

•	the Resource Conservation and Recovery Act; and

•	other current and potential future federal, state or local laws and regulations.

In particular with respect to environmental laws, product development activities involve the use of hazardous materials, and we may incur significant costs as a result of the need to comply with these laws. Our research and development activities involve the controlled use of hazardous materials, chemicals, viruses and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by applicable laws and regulations, we cannot completely eliminate the risk of contamination or injury, by accident or as the result of intentional acts of terrorism, from these materials. In the event of an accident, we could be held liable for any damages that result, and any resulting liability could exceed our resources. We may also be required to incur significant costs to comply with environmental laws and regulations in the future.

Failure to comply with foreign regulatory requirements governing human clinical trials and marketing approval for drugs and devices could prevent us from selling our products in foreign markets, which may adversely affect our operating results and financial condition.

For marketing drugs and biologics outside the United States, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country and may require additional testing. The time required to obtain approvals outside the United States may differ from that required to obtain FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to develop foreign markets for our products and may have a material adverse effect on our results of operations and financial condition.

Reimbursement from third-party payors may become more restricted in the future, which may reduce demand for our products.

There is uncertainty related to the extent to which third-party payors will cover and pay for newly approved drugs. Sales of our future products will be influenced by the willingness of third-party payors to provide reimbursement. In both domestic and foreign markets, sales of our potential products will depend in part upon coverage and payment amounts from third-party payors, including:

•	government agencies;

•	private health care insurers and other health care payors such as health maintenance organizations;

•	self-insured employee plans; and

•	Blue Cross/Blue Shield and similar plans.

There is considerable pressure to reduce the cost of biotechnology and pharmaceutical products. Reimbursement from government agencies, insurers and large health organizations may become more restricted in the future. Our potential products represent a new mode of therapy, and while the cost-benefit ratio of the products may be favorable, we expect that the costs associated with our products will be substantial. Our proposed products, if successfully developed, may not be considered cost-effective by third-party payors. Insurance coverage might not be provided by third-party payors at all or may be provided only after substantial delay. Even if such coverage is provided, the approved third-party payment amounts might not be sufficient to permit widespread acceptance of our products.

The continuing efforts of governmental and third-party payors to contain or reduce the costs of healthcare may impair our future revenues and profitability.

The pricing of our future products may be influenced in part by government controls. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement more rigorous provisions relating to government payment levels. While we cannot predict whether the government will adopt any such legislative or regulatory proposals, the announcement or adoption of these proposals could have a material adverse effect on our business, results of operations, financial condition and cash flow.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the Securities and Exchange Commission, or SEC, that are incorporated herein by reference and that are referenced under the sections entitled “Where You Can Find More Information” on pages S-51 and “Information Incorporated by Reference into this Prospectus Supplement” on pages S-51, contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in this prospectus supplement and the accompanying prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding timelines for initiating new clinical trials, planned announcements of clinical data, the possibility of obtaining regulatory approval, our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate, our ability to discover new drugs in the future, and our ability to establish future collaborative arrangements are all forward-looking in nature. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	our failure to achieve positive results in clinical trials or receive required regulatory approvals;

•	competitive factors;

•	our failure to successfully commercialize our products;

•	our inability to manufacture our products;

•	variability of our revenue;

•	our ability to enter into future collaborative agreements;

•	uncertainty regarding our patents and patent rights;

•	compliance with current or prospective governmental regulation;

•	technological change; and

•	general economic conditions.

You should also consider carefully the statements set forth in the section entitled “Risk Factors” and other sections of this prospectus supplement, in the accompanying prospectus, and in the other documents we have filed with the SEC and that are incorporated herein by reference, which address these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $49,701,000 at a public offering price of $12.50 per share ($57,231,000 if the underwriters’ over-allotment option is exercised in full), after the payment of underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from the sale of the securities in this offering to:

•	fund clinical trials of our product candidates;

•	continue to advance our preclinical research programs; and

•	fund general corporate purposes.

At this time, we have not determined the approximate amount of net proceeds that will be allocated to each of the uses of proceeds stated above. In addition, we may use the net proceeds from this offering for a variety of other corporate uses, including in-licenses or acquisitions of complementary products, technologies or companies, although we currently have no commitments or agreements for any such transactions. Our management will retain broad discretion as to the allocation of the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the funds in highly liquid, investment-grade securities and money market funds.

PRICE RANGE OF OUR COMMON STOCK

Our common stock trades on the Nasdaq National Market under the symbol “CEGE.” The following table sets forth the quarterly range of high and low last reported sales prices of our common stock on the Nasdaq National Market for the periods indicated:

	High	Low

Year ended December 31, 2002
First quarter	$22.99	$15.00
Second quarter	17.73	12.02
Third quarter	14.35	10.68
Fourth quarter	13.03	10.47

Year ended December 31, 2003
First quarter	$11.50	$6.43
Second quarter	11.32	7.54
Third quarter	15.10	8.87
Fourth quarter	14.04	11.68

Year ended December 31, 2004
First quarter (through March 16, 2004)	$15.93	$12.51

On March 16, 2004, the last reported sale price of the common stock as quoted on the Nasdaq National Market was $13.05 per share. As of December 31, 2003, there were approximately 700 record holders of our common stock.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. We currently intend to use all available funds and retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our ability to pay cash dividends on our common stock is currently restricted by the terms of our credit facilities and our outstanding Series B redeemable convertible preferred stock. Future dividends, if any, will be determined by our Board of Directors.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of December 31, 2003:

•	on an actual basis; and

•	on an adjusted basis giving effect to our sale of 4,250,000 shares of our common stock in this offering at a public offering price of $12.50 per share and the receipt of the net proceeds of this offering.

This table should be read in conjunction with the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, including the notes thereto, set forth in our Annual Report on Form 10-K for the year ended December 31, 2003.

	As of December 31, 2003
	Actual	As Adjusted
	(in thousands, except share and per share data)
Noncurrent portion of debt financings	$94,835	$94,835
Noncurrent portion of facility lease obligation	51,799	51,799
Redeemable convertible preferred stock, $.001 par value: 5,000,000 shares authorized; 226 shares issued and outstanding, actual and as adjusted	2,706	2,706
Stockholders’ equity:
Common stock, $.001 par value: 75,000,000 shares authorized; 39,671,521 and 43,921,521 shares issued and outstanding, actual and as adjusted, respectively	40	44
Additional paid-in capital	312,017	361,714
Accumulated other comprehensive income	51,371	51,371
Accumulated deficit	(146,562)	(146,562)

Total stockholders’ equity	216,866	266,567

Total capitalization	$366,206	$415,907

The table above excludes:

•	6,635,396 shares of common stock issuable upon exercise of outstanding options as of December 31, 2003 at a weighted average exercise price of $12.62 per share; and

•	3,168,685 shares of common stock reserved for future awards and issuances under our stock plans as of December 31, 2003.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of December 31, 2003 was approximately $216.2 million, or $5.45 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2003. After giving effect to the sale by us of 4,250,000 shares of common stock at an offering price of $12.50 per share, and after deducting underwriting discounts and commissions and our estimated offering expenses, our as adjusted net tangible book value would have been approximately $265.9 million, or $6.05 per share of common stock. This represents an immediate increase in net tangible book value of $0.60 per share to our existing stockholders and an immediate dilution of $6.45 per share to new investors. The following table illustrates this calculation on a per share basis:

Public offering price per share		$12.50
Net tangible book value per share as of December 31, 2003	$5.45
Increase per share attributable to the offering	0.60

As adjusted net tangible book value per share as of December 31, 2003 after giving effect to this offering		6.05

Dilution per share to new investors		$6.45

If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value as of December 31, 2003 would have been $6.14 per share, representing an immediate increase to existing stockholders of $0.69 per share and an immediate dilution of $6.36 per share to new investors.

The foregoing table does not take into effect further dilution to new investors that could occur upon conversion of our Series B redeemable convertible preferred stock at a conversion price less than the offering price or upon the exercise of outstanding options having a per share exercise price less than the offering price. As of December 31, 2003, there were:

•	212,961 shares of common stock issuable upon conversion of the 226 outstanding shares of our Series B redeemable convertible preferred stock;

•	6,635,396 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $12.62 per share; and

•	3,168,685 shares of common stock reserved for future awards and issuances under our stock plans.

BUSINESS

Overview

We are a biotechnology company focused on the research, development and commercialization of biological therapies for cancer. We are currently developing cell-based cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies to treat different types of cancer. Our clinical stage cancer programs involve cell- or viral-based products that have been genetically modified during product development to impart disease-fighting characteristics that are not found in conventional therapeutic agents. As part of our GVAX® cancer vaccines program, we have completed Phase 2 clinical trials in prostate cancer, are in ongoing Phase 2 clinical trials in lung cancer, pancreatic cancer and leukemia, and are in a Phase 1/2 clinical trial for multiple myeloma. We expect to initiate a Phase 3 clinical trial for GVAX® prostate cancer vaccine during the second quarter of 2004. In our oncolytic virus therapies program, which we are developing in part through a global alliance with Novartis AG, we are conducting a Phase 1/2 clinical trial in combination with radiation therapy in early-stage prostate cancer patients. In addition, we have preclinical oncolytic virus therapy programs as well as preclinical antiangiogenesis therapy programs evaluating potential therapies for multiple types of cancer.

Our Clinical and Preclinical Pipeline

Product Candidates	Targeted Indication	Status	Commercialization Rights
GVAX® Prostate Cancer Vaccine	Prostate cancer (hormone-refractory metastatic disease)	Phase 3 planned	Cell Genesys
GVAX® Lung Cancer Vaccine	Non small-cell lung cancer	Phase 2	Cell Genesys
GVAX® Pancreatic Cancer Vaccine	Pancreatic cancer	Phase 2	Cell Genesys
GVAX® Leukemia Vaccine	Acute myelogenous leukemia	Phase 2	Cell Genesys
GVAX® Myeloma Vaccine	Multiple myeloma	Phase 1/2	Cell Genesys
CG7870 Oncolytic Virus Therapy	Prostate cancer (intermediate-risk)	Phase 1/2	Novartis/Cell Genesys
CG0070 Oncolytic Virus Therapy	Multiple cancers	Preclinical	Novartis/Cell Genesys
CG4030 Oncolytic Virus Therapy	Multiple cancers	Preclinical	Novartis/Cell Genesys
CG5757 Oncolytic Virus Therapy	Multiple cancers	Preclinical	Novartis/Cell Genesys
CG8840 Oncolytic Virus Therapy	Bladder cancer	Preclinical	Novartis/Cell Genesys
Antiangiogenesis	Multiple cancers	Preclinical	Cell Genesys

Our GVAX® Cancer Vaccines Program

Our GVAX® vaccines are cancer treatment vaccines designed to stimulate the patient’s immune system to effectively fight cancer. This program was added to our product portfolio through our acquisition of Somatix Therapy Corporation in 1997. GVAX® vaccines are comprised of tumor cells that are genetically modified to secrete an immune-stimulating hormone known as granulocyte-macrophage colony stimulating factor, or GM-CSF, and are then irradiated for safety. Since GVAX® vaccines consist of whole tumor cells, the cancer patient’s immune system can be activated against multiple tumor cell components, potentially resulting in greater clinical benefit than if the vaccine consisted of only a single tumor cell component. Additionally, the secretion of GM-CSF by the modified tumor cells greatly enhances the immune response by activating dendritic cells at the vaccination site, a critical step in the optimal response by the immune system to any vaccine product. The activation of dendritic cells in turn triggers both of the key components of the immune response—the activation of antitumor immune cells and the production of antitumor antibodies. Both components of the immune response are believed to be essential for achieving optimal benefit from treatment with a cancer vaccine product. GVAX® vaccines have been shown in clinical trials to both activate immune cells and cause the production of antibodies directed against the patient’s tumor. In comparison, other cancer vaccines under development may not result in the generation of both antitumor immune cells and antibodies. The antitumor immune response which occurs throughout the body following vaccination with a GVAX® product can potentially result in the destruction of tumor cells that persist or recur following surgery, radiation therapy or chemotherapy treatment.

More than 600 patients have received our GVAX® vaccines in multiple clinical trials to date, and the vaccines have been shown to have a favorable side effect profile compared to conventional cancer therapies. The most consistent treatment-related side effects appear to be inflammation at the injection site and occasional low-grade fever. In addition, risks have been identified in connection with the surgical removal of tumor cells used to produce our patient-specific lung cancer vaccine. GVAX® vaccines can be conveniently administered in an outpatient setting as an injection into the skin, a site where immune cells, including in particular dendritic cells, can be optimally accessed and activated. Our GVAX® cancer vaccines are generally being tested in non patient-specific configurations, and we intend to develop these vaccines as “off-the-shelf” pharmaceutical products. We are also developing a lung cancer product, which is currently being tested in a patient-specific configuration that requires us to obtain a tumor sample from the patient. We are currently manufacturing GVAX® cancer vaccines in our Hayward, California and Memphis, Tennessee facilities, which operate according to cGMP regulations.

GVAX® Prostate Cancer Vaccine

Our GVAX® prostate cancer vaccine is a non patient-specific product comprised of two prostate cancer cell lines. We intend to develop and manufacture this vaccine as an “off-the-shelf” pharmaceutical for use after hormonal therapy for advanced-stage prostate cancer. Prostate cancer is the second leading cause of cancer death in men in the United States, with approximately 30,000 men dying each year from the disease. When a man is diagnosed with early-stage prostate cancer, he is treated with either a prostatectomy (surgical removal of the prostate) or radiation therapy. If the patient relapses, he is treated with hormone therapy to suppress testosterone in order to reduce the growth of the tumor. When the hormone therapy fails, the patient may or may not be treated with chemotherapy depending upon whether the disease has spread, or metastasized, to other parts of the body. We are designing our Phase 3 trials to evaluate whether GVAX® prostate cancer vaccine can benefit patients who have become refractory to hormone therapy and who have metastatic disease.

We have completed two Phase 2 clinical trials of our GVAX® prostate cancer vaccine in over 100 patients, and each trial has demonstrated a favorable safety profile. These vaccines have been evaluated in Phase 2 trials in hormone-refractory prostate cancer patients with radiologic evidence of metastatic disease. These trials were designed to evaluate the safety and efficacy of the vaccines, as well as treatment regimens for Phase 3 clinical trials.

Preliminary data from the second Phase 2 trial were reported at the June 2003 American Society of Clinical Oncology (ASCO) meeting. The fully enrolled study includes 80 patients with advanced hormone-refractory prostate cancer with evidence of metastasis (spreading) to the bone and other sites. Patients enrolled in this Phase 2 trial were monitored for safety and for evidence of vaccine activity with serial measurements of PSA, or prostate-specific antigen, a marker for prostate cancer; ICTP, or carboxy-terminal telopeptide of type I collagen, an independent biochemical marker of the bone destruction that occurs when prostate cancer spreads into the bone; and prostate cancer-associated antibodies induced by the vaccine. The preliminary findings indicate the safety and activity of the vaccine in four of five treatment groups analyzed to date. Median survival has not yet been reached for the study. We expect to report updated results from this trial during 2004.

In September 2002, we reported final data from our first Phase 2 multicenter clinical trial of vaccine in patients with hormone-refractory metastatic prostate cancer. Thirty-four patients were entered in the trial and were assigned to receive either low dose (24 patients) or high dose (10 patients) of the vaccine treatment as their only cancer therapy for up to a six-month period. Patients receiving the higher dose level of the vaccine were reported to have a median survival of 31 months, and patients receiving the lower dose of the vaccine had a median survival of 23 months. The combined median survival for both dose groups was 26.2 months. We believe these results compare favorably to the reported median survival for hormone-refractory prostate cancer patients with radiologically documented metastases who are treated with taxane chemotherapy, the most widely used treatment for this patient group, although such a comparison needs to be confirmed in a larger randomized controlled Phase 3 trial such as the trial we are currently planning to conduct.

We are planning to conduct two Phase 3 clinical trials of GVAX® prostate cancer vaccine in hormone-refractory prostate cancer patients with radiologic evidence of metastatic disease, including patients with high-risk tumors based on their Gleason score, a measure of the aggressiveness of a patient’s tumor. The first Phase 3 clinical trial will compare GVAX® prostate cancer vaccine to taxane chemotherapy with respect to survival benefit in asymptomatic patients without bone pain. The second Phase 3 clinical trial will compare GVAX® prostate cancer vaccine plus taxane chemotherapy to taxane chemotherapy alone with respect to reduction in bone pain in symptomatic patients. We recently conducted a clinical end of Phase 2 meeting with the FDA to discuss these plans, and we expect to complete the remaining dialogue with the FDA regarding the clinical protocol as well as product manufacturing and testing in time to initiate the first Phase 3 trial in asymptomatic patients during the second quarter of 2004. We may modify the specific chemotherapy regimen to which we compare the GVAX® prostate cancer vaccine, depending upon the results of two independent studies of taxane chemotherapy regimens currently underway. We plan to manufacture GVAX® prostate cancer vaccine for Phase 3 trials and potential market launch in our Hayward, California manufacturing facility, which operates according to cGMP regulations.

GVAX® Lung Cancer Vaccine

Our GVAX® lung cancer vaccine targets non small-cell lung cancer and is a patient-specific product made directly from tumor cells that are surgically removed from each treated patient. After surgical removal of a patient’s tumor, the GVAX® lung cancer vaccine is prepared by genetically modifying the patient’s tumor cells to secrete GM-CSF. The cells are then irradiated for safety prior to vaccinating the patient. The vaccines are manufactured at our Memphis, Tennessee manufacturing facility, which operates according to cGMP regulations, in a semiautomated closed system designed to maximize sterility and quality control of the individualized vaccines. Based on the encouraging results of an initial Phase 1/2 trial of GVAX® lung cancer vaccine in patients with advanced non small-cell lung cancer, the majority of whom had failed radiation and/or chemotherapy, we initiated an expanded multicenter Phase 2 clinical trial of this product in advanced non small-cell lung cancer in 2003 using a new semiautomated closed system to produce the vaccine. This trial has enrolled approximately 45 patients to date. A small number of patients in the trial with very advanced stages of lung cancer died within 30 days following surgical removal of tumor cells, but prior to the administration of the GVAX® vaccine. The FDA has indicated that additional deaths associated with the procurement of the tumor that occur in the future will result in a reassessment of the overall risk/benefit profile of our current study and may result in termination of the trial. We have voluntarily limited the types of tumor removal procedures that will be performed in this trial to those with lower risk of post-operative patient death, and we have revised the eligibility criteria to exclude certain high-risk patients from the trial. These precautionary measures are intended to minimize, but cannot entirely eliminate, the risk that there will be other post-operative deaths following the tumor procurement procedures. In addition to this ongoing Phase 2 clinical trial of GVAX® lung cancer vaccine, we expect to initiate a second Phase 2 clinical trial during the second quarter of 2004 that is being sponsored and partially funded by the Southwest Oncology Group (SWOG), a cooperative clinical trials group of the National Cancer Institute. This clinical trial will focus on patients with bronchoalveolar carcinoma, a subtype of non small-cell lung cancer that, based on our data, may be particularly responsive to GVAX® lung cancer vaccine. We expect to treat approximately 75 patients in this trial.

An initial Phase 1/2 trial of GVAX® lung cancer vaccine was conducted in advanced non small-cell lung cancer patients, the majority of whom had failed radiation and/or chemotherapy. In December 2002, final data from this trial were presented at the International Conference on Gene Therapy of Cancer. Of the 33 patients who received vaccination, three patients (9 percent) achieved a complete response, or a complete disappearance of tumor at all disease sites, with a median duration of 17.8 months. Another seven patients (21 percent) had stable disease or minor responses with an overall median duration of 7.7 months. The median survival of all 33 treated patients was 11.6 months, measured from the initiation of vaccine manufacturing. These data compare favorably to the reported median survival for the approved second-line taxane chemotherapy for such patients. Moreover, median survival was significantly longer in patients whose vaccine products secreted higher levels of GM-CSF. The results of this trial also suggested that one type of non small-cell lung cancer, bronchoalveolar carcinoma, may be more responsive to GVAX® lung cancer vaccine, in that two of the three patients with this type of lung cancer enrolled in the trial experienced complete responses following vaccine therapy. These encouraging results will be further evaluated in the Phase 2 trial sponsored by SWOG.

GVAX® Pancreatic Cancer Vaccine

Our GVAX® pancreatic cancer vaccine is a non patient-specific product. Two Phase 2 clinical trials are currently being conducted including a Phase 2 clinical trial of GVAX® pancreatic cancer vaccine in combination with surgery and standard adjuvant radiation and chemotherapy, and a multicenter Phase 2 clinical trial in patients with inoperable or metastatic pancreatic cancer. These trials were prompted by results from an initial Phase 1 clinical trial conducted at the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins. Data from this trial, which evaluated GVAX® pancreatic cancer vaccine in combination with surgery and standard adjuvant radiation and chemotherapy, demonstrated prolongation of disease-free survival in three of eight patients who received the two highest vaccine doses after surgical resection of their tumors followed by standard adjuvant radiation and chemotherapy. Recently updated data revealed that these three patients remained alive and disease-free at least six years after their respective diagnoses. We expect to report initial data from our ongoing Phase 2 clinical trial program for our GVAX® pancreatic cancer vaccine during 2004.

GVAX® Vaccines for Hematologic Malignancies

Our GVAX® vaccines for hematologic malignancies combine a non patient-specific GVAX® cancer vaccine product that we manufacture with the patient’s malignant cells collected at the treatment center. We are currently conducting clinical trials utilizing GVAX® cancer vaccine following chemotherapy and bone marrow stem cell transplantation in patients with acute myelogenous leukemia and multiple myeloma. The Phase 2 clinical trial of GVAX® leukemia vaccine and Phase 1/2 clinical trial of GVAX® myeloma vaccine have completed enrollment. The goal of GVAX® vaccine therapy in this setting is to stimulate an immune response directed against the patient’s tumor cells and to prolong the remission induced by standard chemotherapy and bone marrow stem cell transplantation, and the preliminary findings from both trials reported during 2003 indicate that vaccine treatment may reduce laboratory measures of residual disease.

Interim data from the Phase 2 trial of GVAX® leukemia vaccine, which has enrolled 54 patients, were reported at the December 2003 American Society of Hematology Meeting. The preliminary findings of this trial indicate that vaccine therapy is well tolerated and may reduce residual leukemic cells that persist after chemotherapy, as indicated by decreased levels of WT-1, a leukemia-associated genetic marker that is detectable in over 95 percent of patients with active acute myelogenous leukemia. Eight of 12 patients tested to date were reported to have decreased WT-1 levels in their bone marrow following the initiation of vaccine therapy.

The Phase 1/2 trial of GVAX® myeloma vaccine enrolled 22 patients, and 14 patients received at least one GVAX® vaccination. Interim data were presented at the June 2003 American Society of Clinical Oncology Meeting and were then updated in the December 2003 American Society of Hematology Meeting. Combination therapy with chemotherapy followed by a transplantation and GVAX® vaccine resulted in three complete responses, five partial responses, five patients with stable disease and one patient with progression. Three patients with early progression after transplantation then demonstrated potential antitumor activity following initiation of vaccination, as measured by reductions in the myeloma-associated circulating protein (M-spike) of 92 percent, 37 percent and 25 percent. Treatment with GVAX® myeloma vaccine to date has been safe and well tolerated. We expect to report updated results from our ongoing trials of GVAX® leukemia vaccine and GVAX® myeloma vaccine during 2004.

Our Oncolytic Virus Therapies Program

We added our proprietary oncolytic virus technology platform to our portfolio in September 2001 through our acquisition of Calydon, Inc., a private Sunnyvale, California-based biotechnology company. Our oncolytic virus therapies program is designed to utilize the adenovirus, one of the viruses responsible for the common cold, to create viruses that kill cancer cells. The virus is engineered to selectively replicate in targeted cancer cells, thereby killing these cells and leaving healthy normal cells largely unharmed. The virus replicates in cancer cells until the cancer cell can no longer contain the virus and bursts. The tumor cell is destroyed and the newly created virus is believed to spread to neighboring cancer cells to continue the cycle of viral replication and tumor cell destruction. Compared with traditional therapies, oncolytic virus therapies may have a high therapeutic index with respect to their ability to kill tumor cells. In some instances, the tissue selectivity index of oncolytic viruses has been found to be as high as 10,000 to one, that is, for every 10,000 tumor cells that are killed, only one normal cell is killed. This is significantly higher than the selectivity commonly seen with chemotherapy and may potentially result in greater efficacy with fewer side effects. We are currently manufacturing oncolytic virus therapies and other viral-based products in our San Diego, California facility, which operates according to cGMP regulations.

In July 2003, we announced a global alliance with Novartis for the development and commercialization of oncolytic virus therapies. Under the agreement, we also acquired exclusive worldwide rights to the oncolytic virus therapy products and certain related intellectual property of Genetic Therapy, Inc. (GTI), an affiliate of Novartis, as well as related intellectual property of Novartis. Our alliance with Novartis has thereby provided us with additional oncolytic virus therapy product opportunities at the preclinical stage of development.

CG7870 Oncolytic Virus Therapy for Early-stage Prostate Cancer

CG7870, an oncolytic virus therapy for prostate cancer, has been evaluated in Phase 1/2 clinical trials, both by intraprostatic and intravenous administration, and has been shown to have activity as measured by reduction or stabilization of PSA. In December 2002, encouraging data from a Phase 1/2 trial of intraprostatically administered CG7870 in patients with localized, recurrent prostate cancer were announced at the International Conference on Gene Therapy of Cancer. Data demonstrated potential antitumor activity as measured by reductions in the stabilization of serum levels of PSA. Similar findings were previously reported when CG7870 was administered as a single intravenous injection. During 2003, we initiated a Phase 1/2 clinical trial of intraprostatic CG7870 in combination with external beam radiation in patients with localized intermediate-risk prostate cancer. In 2004, we expect to initiate an additional Phase 1/2 trial of intravenous CG7870 in combination with taxane chemotherapy in patients with advanced-stage prostate cancer. Preclinical studies of CG7870 in combination with taxane chemotherapy, the most widely used treatment for patients with prostate cancer, demonstrated significant synergistic antitumor activity in mouse tumor models of prostate cancer.

Our GVAX® cancer vaccines and oncolytic virus therapies are novel therapies which must undergo rigorous human testing regulated by the FDA. There is no assurance that GVAX® cancer vaccines or oncolytic virus therapies will be proven safe or efficacious or, if approved by the FDA, that such products can be successfully commercialized. Although preliminary results reported to date from our clinical trials of GVAX® vaccines for prostate cancer, lung cancer, pancreatic cancer, leukemia and myeloma as well as clinical trials of oncolytic virus therapy, CG7870, are encouraging and treatment has been shown to have a favorable side effect profile compared to conventional cancer therapies, our therapies may not be tolerated or clinical efficacy may not be demonstrated in later stage testing. Any conclusion as to whether our GVAX® cancer vaccines and oncolytic virus therapies can potentially play a role in the treatment of multiple types of cancer will be based on both the results of ongoing clinical trials as well as future Phase 2 and Phase 3 trials.

Our Preclinical Programs

Our preclinical programs are focused on additional studies of GVAX® cancer vaccines and the evaluation of new product opportunities in oncolytic virus therapy and antiangiogenesis therapy for multiple types of cancer. Moreover, with our increasing focus on cancer, we continue to execute our plan to pursue gene therapies for neurologic disorders through our majority-owned subsidiary, Ceregene, Inc.

Oncolytic Virus Therapies

Our pipeline of preclinical oncolytic virus therapy products increased in 2003 through our newly signed global alliance with Novartis. Our current pipeline of preclinical oncolytic virus therapy products includes CG0070, CG4030, CG5757 and CG8840. While CG8840 is specific for bladder cancer, the other three virus therapies are equipped with either a telomerase promoter or a cytokine gene, which provides them with the potential to target multiple types of cancer. We expect to file an Investigational New Drug (IND), application for a clinical trial of an oncolytic virus therapy with multiple cancer specificity by the end of 2004.

Antiangiogenesis Therapy

We are conducting research on antiangiogenesis therapies that are designed to interfere with cancer cell growth or spread by either directly or indirectly blocking tumor blood vessel or lymphatic vessel growth. In early 2003, we entered into an exclusive worldwide research and license agreement with the Ludwig Institute for Cancer Research for gene therapy rights to vascular endothelial growth factor receptor-3 (VEGFR-3), a novel protein believed to play a key role in the spread of cancer to lymph glands. We are currently evaluating whether the gene-based delivery of VEGFR-3 may be an effective way to deliver this potential anticancer therapy.

Government Regulations

FDA Regulation

Prescription pharmaceutical products and biologics are subject to extensive pre- and post-marketing regulation by the FDA, including regulations that govern the testing, manufacturing, safety, efficacy, labeling, storage, record-keeping, advertising and promotion of the products under the Federal Food, Drug and Cosmetic Act and the Public Health Services Act, and by comparable agencies in most foreign countries. The process required by the FDA before a new drug or biologic may be marketed in the U.S. generally involves the following: completion of preclinical laboratory and animal testing; submission of an investigational new drug application, or IND, which must become effective before clinical trials may begin; performance of adequate and well controlled human clinical trials to establish the safety and efficacy of the proposed drug or biologic’s intended use; and approval by the FDA of a New Drug Application (NDA), in the case of a new drug, or of a Biologics License Application (BLA) for a biologic.

The activities required before a pharmaceutical agent may be marketed in the United States begin with preclinical testing. Preclinical tests include laboratory evaluation of potential products and animal studies to assess the potential safety and efficacy of the product and its formulations. The results of these studies and other information must be submitted to the FDA as part of an IND application, which must be reviewed and approved by the FDA before proposed clinical testing can begin. Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND application. Further, each clinical study must be conducted under the auspices of an independent institutional review board at the institution at which the study will be conducted. The institutional review board will consider, among other things, ethical factors and the safety of human subjects. In addition, certain protocols involving the use of genetically modified human cells must also be reviewed by the Recombinant DNA Advisory Committee of the National Institutes of Health.

Typically, human clinical trials are conducted in three phases that may overlap. In Phase 1, clinical trials are conducted with a small number of subjects to determine the early safety profile and pharmacology of the new therapy. In Phase 2, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase 3, large scale, multicenter, comparative clinical trials are conducted with patients afflicted with a target disease in order to provide enough data for the statistical proof of efficacy and safety required by the FDA and others. In the case of products for life-threatening diseases, the initial human testing is generally done in the target patients rather than with healthy volunteers. Since these patients are already afflicted with the target disease, it is possible that such studies may provide some results traditionally obtained in Phase 2 trials. These trials are frequently referred to as Phase 1/2 trials. Although the preliminary Phase 1/2 and Phase 2 clinical trials of our GVAX® cancer vaccines and oncolytic virus therapies have shown a generally favorable safety profile to date, there can be no assurance that such therapies or products will be tolerated at higher doses or that the clinical efficacy of such therapy or product will be demonstrated in later stage testing.

The results of the preclinical and clinical testing, together with chemistry and manufacturing information, are submitted to the FDA in the form of a NDA for a pharmaceutical product, and in the form of a BLA for a biologic product, in order to obtain approval to commence commercial sales. In responding to an NDA or a BLA, the FDA may grant marketing approvals, request additional information or further research, or deny the application if it determines that the application does not satisfy its regulatory approval criteria. Patient-specific therapies such as our GVAX® lung cancer vaccine may be subject to additional risk with respect to the regulatory review process. FDA approval for a pharmaceutical or biologic product may not be granted on a timely basis, if at all, or if granted may not cover all the clinical indications for which approval is sought or may contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

Satisfaction of FDA premarket approval requirements for new drugs and biologics typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product or targeted disease. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Success in early stage clinical trials or with prior versions of products does not assure success in later stage clinical trials. Data obtained from clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval.

Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing regulatory standards is not maintained or if problems occur after the product reaches the marketplace. In addition, the FDA may require post-marketing studies, referred to as Phase 4 studies, to monitor the effect of an approved product, and may limit further marketing of the product based on the results of these post-market studies. The FDA has broad post-market regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, or withdraw approvals.

Facilities used to manufacture drugs and biologics are subject to periodic inspection by the FDA, DEA and other authorities where applicable, and must comply with the FDA’s cGMP regulations. Manufacturers of biologics also must comply with FDA’s general biological product standards. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product or voluntary recall of a product. Adverse experiences with the product must be reported to the FDA and could result in the imposition of market restriction through labeling changes or in product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

With respect to post-market product advertising and promotion, the FDA imposes a number of complex regulations on entities that advertise and promote pharmaceuticals and biologics, which include, among other things, standards and regulations relating to direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet. The FDA has very broad enforcement authority under the Federal Food, Drug and Cosmetic Act, and failure to abide by these regulations can result in penalties including the issuance of a warning letter directing the entity to correct deviations from FDA standards, a requirement that future advertising and promotional materials be pre-cleared by the FDA, and state and federal civil and criminal investigations and prosecutions.

We are subject to various laws and regulations regarding laboratory practices, the experimental use of animals, and the use and disposal of hazardous or potentially hazardous substances in connection with our research. In each of these areas, as above, the government has broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals, any one or more of which could have a material adverse effect upon us.

Other Government Regulations

In addition to laws and regulations enforced by the FDA, we are also subject to regulation under National Institutes of Health guidelines, as well as under the Controlled Substances Act, the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local laws and regulations, as our research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds.

Manufacturing

Manufacture of our products for clinical trials does not require an FDA license, although the FDA may at any time inspect our manufacturing facilities. We have three leased manufacturing facilities, including a 51,000 square-foot facility in Hayward, California, a 35,000 square-foot facility in Memphis, Tennessee, and a 48,000 square-foot facility in San Diego, California, all of which are operated according to cGMP regulations. We believe that our three manufacturing facilities will have the capacity to manufacture products for Phase 3 trials and market launch of our products. We are manufacturing non patient-specific GVAX® cancer vaccine products such as GVAX® prostate cancer vaccine in our Hayward facility, patient-specific GVAX® lung cancer vaccines in our Memphis facility and oncolytic virus therapy products in our San Diego facility.

Corporate Collaborations

Novartis

In July 2003, we announced a global alliance between Novartis and ourselves for the development and commercialization of oncolytic virus therapies. Under the agreement, we also acquired exclusive worldwide rights to the oncolytic virus therapy products and certain related intellectual property of GTI, an affiliate of Novartis, as well as certain related intellectual property of Novartis. We also received a signature payment of $28.5 million from Novartis to be dedicated to the further development of several oncolytic virus therapy products by both ourselves and GTI, for which Novartis has certain marketing options. In exchange, we issued to Novartis and GTI 1,999,840 shares of our common stock, with the result that Novartis became the holder of approximately five percent of our outstanding common stock. In addition, the agreement provides the basis for the sharing of future additional development costs and potential profits for certain oncolytic virus products on a worldwide basis. Upon the exercise of certain options by Novartis, development costs and profits would be shared on an approximately equal basis in the United States. Novartis will be responsible for the development costs for markets outside the United States and pay us a royalty on potential future sales outside the United States. Novartis will also reimburse us on a cost-plus basis for products that we manufacture for them to sell outside of the United States.

Medarex, Inc.

In May 2003, we entered into a research and development collaboration with Medarex, Inc. to evaluate combination therapy with our GVAX® prostate cancer vaccine and Medarex’s anti-CTLA-4 antibody. Preclinical studies indicate that anti-CTLA-4 antibody may stimulate the immune system and enhance the activity of GVAX® vaccines. We plan to initiate a Phase 1 trial of this combination therapy during 2004. Under this agreement, both companies will share the cost of this clinical trial equally.

Gene Therapy Rights Agreement with Abgenix

In November 1997, we entered into a gene therapy rights agreement with Abgenix. The agreement provides us with certain rights to utilize Abgenix’s XenoMouse® technology in the field of gene therapy. We are obligated to make certain payments to Abgenix for these rights, including license fees and royalties on future product sales. The agreement also prohibits Abgenix from granting any third-party licenses for antibody products based on antigens nominated by Abgenix for its own purposes where the primary field of use is gene therapy. In the case of third-party licenses granted by Abgenix where gene therapy is a secondary field, Abgenix is obligated to share with us a portion of the cash milestone payments and royalties resulting from any products in the field of gene therapy.

Other Collaborations

We have licensing agreements relating to our proprietary viral vector technologies. These agreements enable us to receive monetary reimbursement for providing viral vector technologies to companies that commercialize these technologies for the research market. Examples include agreements with the Clontech division of Becton, Dickinson and Company and with Invitrogen Corporation for specific vector technologies. We also have an exclusive worldwide research and license agreement with the Ludwig Institute for Cancer Research for gene therapy rights to VEGFR-3, a novel protein that we believe plays a key role in the spread of cancer to lymph glands.

Cell Genesys’ Assets Outside of its Core Business

Investment in Abgenix

Abgenix is developing antibody therapies for multiple disease indications, including cancer and inflammatory diseases. Abgenix’s core technology includes strains of transgenic mice capable of generating fully human antibodies. We formed Abgenix as a separate subsidiary in June 1996. Abgenix completed its initial public offering in July 1998. We held approximately 7.4 million shares of Abgenix common stock, or approximately 8.4 percent of outstanding shares, as of December 31, 2003. We expect to sell these shares of Abgenix stock over time to provide additional funding for our cancer vaccine, oncolytic virus therapy and antiangiogenesis therapy programs.

Ceregene

In January 2001, we launched a new majority-owned subsidiary, Ceregene, located in San Diego, California, which is focused on gene therapies for central nervous system (CNS) disorders such as Alzheimer’s disease, Parkinson’s disease and Amytrophic Lateral Sclerosis (ALS). Ceregene’s goal is to use gene therapy as a “drug delivery” strategy to deliver neurologic growth factors to specific sites in the brain to prevent the nerve degeneration associated with these disorders. Ceregene was formed in part through the acquisition of Neurologic Gene Therapeutics, a private San Diego-based start-up company. We initially contributed $10.0 million to Ceregene together with access to certain of our technologies and patents in the CNS area, in exchange for approximately 60 percent ownership of the new company. We have majority representation on Ceregene’s board, and Stephen A. Sherwin, M.D., our chairman and chief executive officer, has served as chairman of Ceregene since its inception. Ceregene’s operations have significantly expanded in recent years and included the appointment of Dr. Jeffrey M. Ostrove, Ph.D., as president and chief operating officer.

During 2001, the first-ever study of Alzheimer’s disease gene therapy was initiated at the University of California, San Diego (UCSD) School of Medicine based on technology exclusively licensed to Ceregene. The Phase 1 clinical trial is fully enrolled and involves eight patients. Patients are being monitored for potential improvement in their disease using cognitive function testing and brain imaging. Preliminary results from this trial indicate that the gene therapy treatment is well tolerated and biologically active. A report on this trial will be presented at the American Academy of Neurology Meeting in April 2004. Ceregene is also developing CERE-110 in its Alzheimer’s disease gene therapy program that involves the delivery of the nerve growth factor gene using an adeno-associated viral gene delivery system for which an IND was filed with the FDA in early 2004 for a Phase 1/2 clinical trial. In 2003, Ceregene announced that it had signed a licensing agreement with Genentech, Inc. for exclusive worldwide rights to two growth factor genes for use in neurological gene therapy, including nerve growth factor and neurotrophic factor 4/5. Additionally, in August 2003, Ceregene signed an option agreement with the Salk Institute for Biological Studies for exclusive worldwide rights to the Salk Institute’s ALS gene therapy technology.

Gene Activation Technology

We have developed a novel and proprietary method for protein production referred to as “gene activation.” Gene activation involves the insertion of genetic regulatory elements at specific sites in cell chromosomes in order to simulate the human gene responsible for the expression of a therapeutic protein. Gene activation licensing agreements have provided us more than $50 million in revenues to date. Since February 1997, we have had a license agreement with Hoechst Marion Roussel, now Aventis Pharmaceuticals, Inc., for gene-activated erythropoietin (EPO). To date, we have received approximately $20 million under this license agreement, which includes certain milestone payments relating to the development of gene-activated EPO, which Aventis is developing in collaboration with Transkaryotic Therapies, Inc. (TKT). The agreement also provides for royalties on future sales of gene-activated EPO anywhere in the world. In June 2002, we announced the completion of a separate licensing agreement under which we exclusively licensed to TKT intellectual property relating to our gene activation technology for certain therapeutic proteins. In exchange, we received an up-front license fee of $26.0 million. Initially, $15.0 million of the fee was to be in the form of shares of TKT common stock, but in early 2003, the companies mutually agreed to an amendment to the original license agreement substituting an additional cash payment of $15.0 million in lieu of the TKT stock.

Patents and Trade Secrets

The patent positions of pharmaceutical and biotechnology firms, including us, are generally uncertain and involve complex legal and factual questions. As of December 31, 2003 we had approximately 300 patents issued or granted to us or available to us based on licensing arrangements and approximately 280 applications pending in our name or available to us based on licensing arrangements. We are currently prosecuting our patent applications, but we cannot be certain whether any given application will result in the issuance of a patent or, if any patent is issued, whether it will provide significant proprietary protection or will not be invalidated. Because patent applications in the United States are confidential until patents are issued and publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, a patent holder or applicant cannot be certain that it was the first creator of inventions covered by pending patent applications or that it was the first to file patent applications for such inventions.

Our commercial success will also depend in part on not infringing the patents or proprietary rights of others and not breaching licenses granted to us. We are aware of competing intellectual property relating to both our programs in cancer vaccines and oncolytic viruses. While we currently believe that we have freedom to operate in these areas, there can be no assurance that others will not challenge our position in the future. We may be required to obtain licenses to certain third-party technologies or genes necessary in order to market our products. Any failure to license any technologies or genes required to commercialize our technologies or products at reasonable cost may have a material adverse effect on our business, results of operations or financial condition.

Litigation, which could result in substantial cost to us, may also be necessary to enforce any patents issued to us or to determine the scope and validity of other parties’ proprietary rights. To determine the priority of inventions, interference proceedings are frequently declared by the U.S. Patent and Trademark Office, which could result in substantial costs to us and may result in an adverse decision as to the priority of our inventions. We are currently involved in interference and/or opposition proceedings related to our current product portfolio and certain of our core technologies. The outcomes of these proceedings cannot be predicted. If we lose in any such proceeding, our patents or patent applications that are the subject matter of the proceeding may be invalidated or may not be permitted to issue as patents. Consequently, we may be required to obtain a license from the prevailing party in order to continue the portion of our business that relates to the proceeding. Such license may not be available to us on acceptable terms or on any terms and we may have to discontinue that portion of our business. We may also be involved in other interference and/or opposition proceedings in the future. We believe there will continue to be significant litigation in the industry regarding patent and other intellectual property rights.

We also rely on unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our rights to our unpatented trade secrets.

We require our employees and consultants to execute confidentiality agreements upon the commencement of employment and consulting relationships with us. These agreements provide that all confidential information developed by or made known to an individual during the course of the employment or consulting relationship generally must be kept confidential. In the case of employees, the agreements provide that all inventions conceived by the individual, while employed by us, relating to our business are our exclusive property. These agreements may not provide meaningful protection for our trade secrets in the event of unauthorized use or disclosure of such information.

Competition

We face substantial competition in the development of products for cancer and other diseases. This competition, from other manufacturers of the same types of products and from manufacturers of different types of products designed for the same uses, is expected to continue in both U.S. and international markets. Cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies, our three primary focus areas, are rapidly evolving areas in the biotechnology industry and are expected to undergo many changes in the coming years as a result of technological advances. We are currently aware of a number of groups that are developing cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies including early-stage and established biotechnology companies, pharmaceutical companies, academic institutions, government agencies and research institutions. Examples in the cancer vaccine area include Dendreon Corporation, which has commenced Phase 3 trials in prostate cancer, and Antigenics, Inc. and CancerVax, Inc., which are developing products for kidney cancer and/or melanoma, which are types of cancer not currently targeted by us. We face competition from these groups in areas such as recruiting employees, acquiring technologies that might enhance our ability to market products, establishing relationships with certain research and academic institutions, enrolling patients in clinical trials and seeking program partnerships and collaborations with larger pharmaceutical companies. It is possible that our competitors could achieve earlier market commercialization, could have superior patent protection, or could have safer, more effective or more cost-effective products. These factors could render our potential products less competitive, which could have a material adverse effect on our business.

Human Resources

As of December 31, 2003, we employed 348 people, of whom 33 hold Ph.D. degrees and nine hold M.D. degrees. Approximately 273 employees are engaged in research, development and manufacturing, and 75 employees support business development, intellectual property, finance and other administrative functions. Many of our management have had prior product development experience in the biotechnology and pharmaceutical industries.

Our success will depend in large part upon our ability to attract and retain employees. We face competition in this regard from other companies, research and academic institutions, government entities and other organizations. We believe that our employee relations are good.

MANAGEMENT

Our executive officers and directors, and their ages and positions, as of March 1, 2004, are as follows:

Name	Age	Position With Cell Genesys
Stephen A. Sherwin, M.D.	55	Chairman of the Board and Chief Executive Officer

Joseph J. Vallner, Ph.D.	57	President and Chief Operating Officer

Matthew J. Pfeffer	46	Vice President and Chief Financial Officer

Dale G. Ando, M.D.	49	Vice President—Clinical Research

Carol C. Grundfest	49	Vice President—Regulatory Affairs and Project Management

Christine McKinley	50	Vice President—Human Resources

Michael W. Ramsay	47	Senior Vice President—Operations

Robert H. Tidwell	60	Senior Vice President—Corporate Development

Peter K. Working, Ph.D.	55	Senior Vice President—Research and Development

David W. Carter	65	Director

Nancy M. Crowell	55	Director

James M. Gower	55	Director

John T. Potts, Jr., M.D.	72	Director

Thomas E. Shenk, Ph.D.	57	Director

Eugene L. Step	75	Director

Inder M. Verma, Ph.D.	56	Director

Dennis L. Winger	56	Director

Dr. Sherwin, chairman of the board and chief executive officer, joined Cell Genesys in March 1990. Dr. Sherwin has served as chief executive officer since inception, and in March 1994, he was elected to the additional position of chairman of the Board of Directors. Dr. Sherwin also served as president until July 2001, at which time Dr. Vallner was appointed president. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as vice president of clinical research. Prior to 1983, Dr. Sherwin was on the staff of the National Cancer Institute. Dr. Sherwin currently serves as the chairman of the board of Ceregene, Inc., a majority-owned subsidiary of Cell Genesys. He is also a director of Neurocrine Biosciences, Inc. and Rigel Pharmaceuticals, Inc. Dr. Sherwin, who also serves as a board member of the Biotechnology Industry Organization, holds a B.A. in biology from Yale University, an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology.

Dr. Vallner, president and chief operating officer, joined Cell Genesys in October 1999. Dr. Vallner also served as executive vice president and chief operating officer from October 1999 to July 2001. He currently manages our research, development, clinical, regulatory, manufacturing and operations departments. Prior to joining Cell Genesys, Dr. Vallner was with SEQUUS Pharmaceuticals from 1992 to 1999 where he was instrumental in the product launch of two products including Doxil®, a liposome-based cancer therapeutic. In addition, Dr. Vallner helped transition SEQUUS through its merger with ALZA Corporation. Prior to that, he held various positions with Syntex Corporation and G.D. Searle and Company from 1984 to 1992, and was an associate professor of pharmaceutics at the University of Georgia. Dr. Vallner, who serves as a board member of the California Healthcare Institute, received his Ph.D. in pharmaceutics, his M.S. in physical chemistry and his B.S. in pharmacy from the University of Wisconsin, Madison.

Mr. Pfeffer, vice president and chief financial officer, joined Cell Genesys in June 1996. Mr. Pfeffer has served as vice president since April 1999 and as chief financial officer since September 1998. Prior to that, Mr. Pfeffer also served as director of finance since June 1996. From 1989 to 1996, Mr. Pfeffer held a variety of positions at Diasonics Ultrasound, Inc., most recently as corporate controller. From 1987 to 1989, he was in the finance department at ComputerLand Corporation. From 1981 to 1987, Mr. Pfeffer was in the audit and consulting groups at Price Waterhouse, where he obtained his CPA certificate. Mr. Pfeffer graduated with a B.S. degree in business administration from the University of California, Berkeley.

Dr. Ando, vice president, clinical research, joined Cell Genesys in July 1997. From 1989 to 1997, Dr. Ando was with Chiron Corporation, where the last position he held was director of clinical gene therapy for Chiron Technologies. His experience includes clinical development of biological therapeutics and gene therapy for both cancer and HIV infection. From 1988 to 1989, Dr. Ando was with Cetus Corporation, where the last position he held was physician, clinical research and development. Dr. Ando began his career as a faculty member at the UCLA School of Medicine in the division of rheumatology from 1983 to 1988. He received his M.D. and internal medicine training at the University of Michigan and a B.S. in chemistry from Stanford University.

Ms. Grundfest, vice president, regulatory affairs and project management, joined Cell Genesys in July 2003. Prior to joining Cell Genesys, Ms. Grundfest served as an independent consultant providing advice, analysis and recommendations regarding the regulation and approval of pharmaceutical products in the United States from 2000 to 2003. From 1998 to 2000, Ms. Grundfest served as executive director of project management and strategic planning at Systemix, Inc. and Genetic Therapy, Inc. (affiliates of Novartis AG). Ms. Grundfest also held senior regulatory positions with Roche Global Development and Syntex from 1990 to 1996, as well as served as assistant vice president, research and development at the Pharmaceutical Research and Manufacturers of America from 1982 to 1990. Ms. Grundfest received an M.H.S. in environmental health sciences from The Johns Hopkins University, School of Public Health and a B.S. in biology from Stanford University.

Ms. McKinley, vice president, human resources, joined Cell Genesys in August 1994. From 1985 to 1994, she was with Nellcor Puritan Bennett, Inc., where the last position she held was corporate human resources director. Previously, Ms. McKinley also worked at Genentech, Inc. from 1978 to 1984 in various human resource positions. She received a B.A. in psychology from the University of California, Santa Barbara.

Mr. Ramsay, senior vice president, operations, joined Cell Genesys in January 2002. Prior to joining Cell Genesys, Mr. Ramsay served as a vice president of manufacturing at ALZA Corporation from 1999 to 2001. Mr. Ramsay also held various positions from 1992 to 1999 with SEQUUS Pharmaceuticals, including vice president of manufacturing operations, as well as various positions at Syntex Corporation focusing on manufacturing, product development and regulatory affairs from 1978 to 1991. Mr. Ramsay holds a Bachelor of Pharmacy from the University of Nottingham in the United Kingdom.

Mr. Tidwell, senior vice president, corporate development, joined Cell Genesys in August 2000. Prior to joining Cell Genesys, Mr. Tidwell was vice president of business development at Calydon, Inc. from 1998 to 2000. Mr. Tidwell has also held various management positions with such companies as Boston Life Sciences, where he served as chief operating officer from 1993 to 1994, Genetics Institute, where he was vice president of marketing and business development from 1988 to 1993, and Eli Lilly and Company, where he held various positions including director of worldwide pharmaceutical licensing, between 1969 and 1985. Mr. Tidwell holds an M.B.A. from The Ohio State Graduate School of Business and a Bachelor of Pharmacy from The Ohio State School of Pharmacy.

Dr. Working, senior vice president, research and development, joined Cell Genesys in September 2001. Prior to joining Cell Genesys, from 1999 to 2001, Dr. Working served as vice president of analytical and non-clinical sciences and principal scientist at ALZA Corporation. From 1992 to 1999, Dr. Working was with SEQUUS Pharmaceuticals, where the last position he held was vice president of research and development. From 1988 to 1992 he was with Genentech, Inc. where he served as a senior toxicologist and head of the Experimental Toxicology Group in the Department of Safety Evaluation. Dr. Working holds Ph.D., M.S. and B.S. degrees from the University of California, Davis and an M.A. degree from the University of California, San Francisco.

Mr. Carter has served as a director of Cell Genesys since May 1997. Mr. Carter has served as chairman of the board of directors and chief executive officer of Xenogen Corporation since November 1997. From 1991 to 1997, Mr. Carter served as president, chief executive officer and chairman of the board of directors of Somatix Therapy Corporation. Prior to 1991, he was president and chief operating officer of Northfield Laboratories. Mr. Carter also serves as a director of Immunogen, Inc. and Ceregene, Inc. Mr. Carter received a B.A. and an M.B.A. from Indiana University.

Ms. Crowell has served as a director of Cell Genesys since October 2000. Since May 2000, Ms. Crowell has served as managing director of Flagship Ventures and as a founding partner of Applied Genomic Technology Capital Funds. From 1989 to 1999, Ms. Crowell was founder and head of healthcare investment banking at Cowen and Company. Prior to that, Ms. Crowell held various investment banking and research positions at Robert Fleming, Dean Witter Reynolds, Merrill Lynch and Citibank International. She has been involved in key financings and strategic transactions for many companies in the biotechnology sector including Celera Genomics Corporation, Cephalon, Inc., Genzyme Corporation, Myriad Genetics, Inc., Vertex Pharmaceuticals, Inc. and Vical Inc. Ms. Crowell is a director of Nanostream, Inc. and Renovis, Inc. Ms. Crowell holds an M.B.A. from the Haas Graduate School of Business Administration at the University of California, Berkeley and a B.A. from Wellesley College.

Mr. Gower has served as a director of Cell Genesys since July 1996. In 1996, Mr. Gower became chairman and chief executive officer of Rigel Pharmaceuticals, Inc. From 1992 to 1996, Mr. Gower served as president and chief executive officer of Tularik, Inc. From 1981 to 1990, he held several positions with Genentech, Inc., most recently as senior vice president responsible for sales, marketing, business development and product planning. From 1972 to 1981, Mr. Gower served in a variety of positions in sales and marketing at American Hospital Supply Corporation, most recently as vice president of marketing. Mr. Gower received a B.S. in operations research and an M.B.A. from the University of Tennessee.

Dr. Potts has served as a director of Cell Genesys since May 1997. Previously, Dr. Potts served as a director of Somatix Therapy Corporation from 1995 to 1997. His career spans more than 40 years of distinguished service in science and medicine. He earned his M.D. in 1957 from the University of Pennsylvania, and then trained at Massachusetts General Hospital and the National Heart Institute. He then joined the National Institutes of Health, where he became head of the section on polypeptide hormones prior to becoming chief of endocrinology at Massachusetts General Hospital in 1968. Dr. Potts served as physician-in-chief at Massachusetts General Hospital and Jackson Professor of Clinical Medicine at Harvard Medical School from 1981 to 1996. In September 1996, Dr. Potts moved from the post of physician-in-chief to director of research at Massachusetts General Hospital and Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School.

Dr. Shenk has served as a director of Cell Genesys since August 2001. Dr. Shenk, Elkins Professor of Molecular Biology at Princeton University since 1984, has served as a member of Cell Genesys’ Scientific Advisory Board since 1997. Dr. Shenk, a world-renowned expert in virology and gene therapy, is also a member of Merck & Co., Inc.’s board of directors and brings over 20 years of experience in the biopharmaceutical field. Dr. Shenk is a member of the National Academy of Sciences, the Institute of Medicine, the American Academy of Arts and Sciences and the American Academy of Microbiology. He is a past president of the American Society for Virology, he is president of the American Society for Microbiology, and he has published more than 200 scientific papers in various journals and has authored multiple patents. Dr. Shenk, who trained as a postdoctoral fellow in molecular biology at Stanford Medical Center, received his B.S. in biology from the University of Detroit and his Ph.D. in microbiology from Rutgers University.

Mr. Step has served as a director of Cell Genesys since February 1993. From 1973 until his retirement in 1992, Mr. Step served in various positions in senior management of Eli Lilly and Company, most recently as executive vice president, president of the pharmaceutical division and a member of the board of directors and its executive committee. Mr. Step is a past chairman of the board of the Pharmaceutical Manufacturers Association and a past president of the International Federation of Pharmaceutical Manufacturers Associations. Mr. Step is

also a director of Ceregene, Inc. and Guidant Corporation. Mr. Step holds a B.A. in economics from the University of Nebraska and an M.S. in finance and accounting from the University of Illinois.

Dr. Verma has served as a director of Cell Genesys since May 1997. From 1996 to 1997, Dr. Verma served as a director of Somatix Therapy Corporation. Dr. Verma joined The Salk Institute in 1974 and is currently co-director of the Laboratory of Genetics. Currently, Dr. Verma is also an adjunct professor, department of biology, at the University of California, San Diego and has been a member of the faculty since 1979. Dr. Verma is also a member of the National Academy of Sciences, Institute of Medicine and past president of the American Society for Gene Therapy. Dr. Verma is a director of Ceregene, Inc. Dr. Verma holds a degree in Biochemistry from the Lucknow University in India and a Ph.D. in Biochemistry from the Weizmann Institute in Rehovoth, Israel.

Mr. Winger has served as a director of Cell Genesys since January 2004. Mr. Winger currently serves as senior vice president and chief financial officer of Applera Corporation and was previously senior vice president of finance and administration and chief financial officer of Chiron Corporation. Prior to that, Mr. Winger held senior financial management positions including chief financial officer in various divisions of the Cooper Companies. Mr. Winger holds an M.B.A. from Columbia University Graduate School of Business and a B.A. from Siena College.

UNDERWRITING

J.P. Morgan Securities Inc. and Lehman Brothers Inc. are acting as joint book-running managers and representatives of the underwriters named below. Under the terms of an underwriting agreement, which will be filed as an exhibit to a current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
J.P. Morgan Securities Inc.	1,275,000
Lehman Brothers Inc.	1,275,000
Needham & Company, Inc.	850,000
SG Cowen Securities Corporation	850,000

Total	4,250,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all shares of common stock offered hereby if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true in all material respects;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Over-Allotment Option

We have granted the underwriters a 30-day option to purchase up to 637,500 additional shares to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus supplement. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the underwriting agreement. If the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied to purchase a number of additional shares of common stock proportionate to that underwriter’s initial commitment as indicated in the preceding table, and we will be obligated under the over-allotment option, to sell the additional shares of common stock to the underwriters.

Underwriting Discounts, Commissions and Expenses

The underwriters will initially offer to sell shares to the public at the public offering price shown on the cover page of this prospectus supplement. The underwriters may sell shares to securities dealers at a discount of up to $0.412 per share from the public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. After this offering, the underwriters may vary the public offering price and other selling terms.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ options to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$0.688	$0.688
Total	$2,924,000	$3,362,600

We estimate that the total expenses of this offering, excluding underwriting discounts, will be approximately $500,000.

Lock-Up Agreements

We and our executive officers and directors have agreed that, with limited exceptions, during the period beginning from the date of this prospectus supplement and continuing to and including the date 90 days after the date of this prospectus supplement, none of us will, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of common stock or any of our securities which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities or enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock or any securities substantially similar to the common stock, other than pursuant to employee stock option plans existing on the date of this prospectus, without the prior written consent of J.P. Morgan Securities Inc. and Lehman Brothers Inc.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act of 1934:

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market-Making

In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, such bid must then be lowered when certain purchase limits are exceeded.

Stamp Taxes

Purchasers of the shares of common stock offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus supplement. Accordingly, we urge to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Electronic Distribution

A prospectus supplement accompanied by a prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters and/or one or more of the selling group members participating in this offering or by their affiliates. In those cases, prospective investors may view offering terms and this prospectus supplement online and, depending upon the underwriter or the particular selling group member, prospective investors may be allowed to place orders online or through their financial advisor. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus supplement and accompanying prospectus in electronic format, the information on the underwriter’s or any selling group member’s website and any information contained in any other website maintained by the underwriter or any selling group member is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which the prospectus forms a part, has not been approved or endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Relationships

Certain of the underwriters and their affiliates have performed certain investment banking, advisory and commercial banking services for us from time to time for which they have received customary fees and expenses. From time to time in the ordinary course of their respective businesses, some of the underwriters and their affiliates may in the future engage in commercial banking and/or investment banking transactions with our affiliates and us.

Notice to Canadian Residents

Offers and Sales in Canada

This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

This prospectus supplement and the accompanying prospectus are for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of the shares into Canada. The underwriters reserve the right to reject all or part of any offer to purchase shares for any reason or allocate to any purchaser less than all of the shares for which it has subscribed.

Responsibility

Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this prospectus supplement or the accompanying prospectus or any other information provided by us in connection with the offering of the shares into Canada.

Resale Restrictions

The distribution of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the shares must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

Each Canadian investor who purchases shares will be deemed to have represented to us, the underwriters and any dealer who sells shares to such purchaser that: (i) the offering of the shares was not made through an advertisement of the shares in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under “Resale Restrictions” above; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such shares without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario and Newfoundland and Labrador, without the dealer having to be registered, (b) in the case of a purchaser located in a province other than Ontario or Quebec, such purchaser is an “accredited investor” as defined in section 1.1 of Multilateral Instrument 45-103 – Capital Raising Exemptions, (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an “accredited investor,” other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501 – Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell shares, and (d) in the case of a purchaser located in Québec, such purchaser is a “sophisticated purchaser” within the meaning of section 44 or 45 of the Securities Act (Québec).

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus supplement and the accompanying prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the shares. Canadian purchasers of shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares in their particular circumstances and with respect to the eligibility of the shares for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission (Ontario)

Securities legislation in Ontario provides that every purchaser of shares pursuant to this prospectus supplement shall have a statutory right of action for damages or rescission against us in the event this prospectus supplement or the accompanying prospectus contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase shares offered by this prospectus supplement during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against us shall have no right of action for damages against us. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defenses on which we may rely. The enforceability of these rights may be limited as described herein under “Enforcement of Legal Rights.”

The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the shares. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors in other Canadian provinces.

Enforcement of Legal Rights

We are organized under the laws of the State of Delaware in the United States of America. All, or substantially all, of our directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon such persons or us. All or a substantial portion of our assets and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgment obtained in Canadian courts against us or such persons outside of Canada.

Language of Documents

Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

UPDATE TO DESCRIPTION OF CAPITAL STOCK

This section updates the “Description of Capital Stock” section in the accompanying prospectus. The following paragraph supersedes and replaces the second paragraph of the “Description of Capital Stock” section in the accompanying prospectus:

“Our certificate of incorporation authorizes us to issue up to 75,000,000 shares of common stock, $.001 par value per share, and authorizes 5,000,000 shares of preferred stock, $.001 par value per share. As of December 31, 2003, 39,671,521 shares of our common stock were issued and outstanding, and 226 shares of our Series B redeemable convertible preferred stock were issued and outstanding.”

LEGAL MATTERS

Certain legal matters will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Latham & Watkins LLP, Menlo Park, California, is acting as counsel to the underwriters in connection with this offering.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the accompanying prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes certain material U.S. federal income and estate tax considerations relating to the ownership and disposition of common stock. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service, or the IRS, might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of common stock could differ from those described below. For purposes of this summary, a “non-U.S. holder” is any holder other than a citizen or resident of the United States, a corporation organized under the laws of the United States or any state, a trust that is (i) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) if the trust was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person or an estate whose income is subject to U.S. income tax regardless of source. If a partnership or other flow-through entity is a beneficial owner of common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effects of any applicable foreign, state, or local laws.

INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

Dividends

Any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. A non-U.S. holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to our paying agent or us. If the holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to our paying agent, or us either directly or through other intermediaries. For payments made to a foreign partnership or other flow through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent. Special rules, described below, apply if a dividend is effectively connected with a U.S. trade or business conducted by the non-U.S. holder.

Sale of Common Stock

Non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (in which case the special rules described below apply);

•	the non-U.S. holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of common stock if we are, or were within five years before the transaction, a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if the fair market value of our interests in U.S. real estate comprised at least 50% of our assets. We do not believe that we are a USRPHC or that we will become one in the future. Even if we became a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be subject to the FIRPTA rules only if you actually or contractively hold more than 5% of such regularly traded common stock.

Dividends or Gain Effectively Connected With a U.S. Trade or Business

If any dividend on common stock, or gain from the sale, exchange or other disposition of common stock, is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the dividend or gain will be subject to U.S. federal income tax at the regular graduated rates. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” dividend or gain would generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30 percent, although an applicable income tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28 percent. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments to non-U.S. holders of dividends on common stock will generally not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its nonresident status. Some of the common means of certifying nonresident status are described under “—Dividends.” We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

WHERE YOU CAN FIND MORE INFORMATION

Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, we have filed with the SEC a registration statement on Form S-3, of which the accompanying prospectus is a part, under the Securities Act of 1933, as amended, with respect to the securities offered hereby. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

Stock Market. Our common stock is traded on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE

INTO THIS PROSPECTUS SUPPLEMENT

The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you without setting it out in this prospectus supplement, by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document. Our Commission File Number for all documents filed under the Securities Exchange Act of 1934, as amended, is 000-19986. We incorporate by reference the documents listed below, as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is complete:

•	our Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 4, 2004;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on March 24, 1992 pursuant to Section 12(g) of the Exchange Act, as amended by Amendment No. 1 on Form 8-A12G/A filed on July 28, 2000 pursuant to Section 12(g) of the Exchange Act; and

•	the description of our Preferred Shares Rights Agreement contained in our Registration Statement on Form 8-A filed on August 8, 1995 pursuant to Section 12(g) of the Exchange Act, as amended by Amendment No. 1 on Form 8-A12G/A filed on July 28, 2000 pursuant to Section 12(g) of the Exchange Act.

If you make a request for this information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in the registration statement of which prospectus is a part. Requests for this information should be submitted to us at the following address:

Cell Genesys, Inc.

500 Forbes Boulevard

South San Francisco, California 94080

Attention: Investor Relations

(650) 266-3000

Filed pursuant to Rule 424(b)(3)

Registration No. 333-102122

PROSPECTUS

$150,000,000

CELL GENESYS, INC.

By this prospectus, we may offer, from time to time:

Common Stock

Preferred Stock

Depositary Shares

Warrants

Debt Securities

See “ Risk Factors” beginning on page 5 for information you should consider before buying our securities.

Our common stock is quoted on the Nasdaq National Market under the symbol “CEGE.” The last reported sale price of our common stock on February 6, 2003 was $9.05 per share.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 6, 2003

No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement.

SUMMARY

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may, along with the information that is incorporated by reference as described in the section of this prospectus entitled “Where You Can Find More Information,” add to, update or change information contained in this prospectus. To the extent there are inconsistencies between this prospectus, any prospectus supplement and any documents incorporated by reference, the document with the latest date will control. You should read both this prospectus and any prospectus supplement, including the risk factors, together with the additional information described under the heading “Where You Can Find More Information.”

Cell Genesys, Inc.

Since its inception in April 1988, Cell Genesys, Inc. has focused its research and product development efforts on human disease therapies that are based on innovative gene modification technologies. Our strategic objective is to develop and commercialize cancer vaccines, oncolytic virus therapies and gene therapies to treat cancer and other major, life-threatening diseases. Our current clinical programs include GVAX® cancer vaccines and oncolytic virus therapies.

GVAX® cancer vaccines are comprised of tumor cells which are genetically modified to secrete an immune-stimulating hormone, granulocyte-macrophage colony stimulating factor, and then are lethally irradiated for safety. The goal of GVAX® cancer vaccines is to stimulate an antitumor immune response that targets and destroys tumor cells which persist or recur following surgery, radiation therapy and other forms of cancer treatment. GVAX® cancer vaccines are in clinical studies for prostate cancer, lung cancer, pancreatic cancer and leukemia and myeloma.

Our oncolytic virus therapy program utilizes adenovirus, one of the viruses responsible for the common cold, to create viruses that kill cancer cells. The virus is engineered to selectively replicate in and kill targeted cancer cells, while leaving healthy normal cells largely unharmed. The engineered viruses are delivered either by direct injection into tumors or body cavities where tumors can grow. The viruses then replicate in a cancer cell until the cancer cell can no longer contain the virus and bursts. Clinical trials have thus far been conducted for oncolytic virus therapies for prostate cancer. In addition, we have preclinical oncolytic virus programs evaluating potential therapies for bladder cancer, liver cancer and colon cancer.

We are also developing a pipeline of potential cancer gene therapy products. Our preclinical cancer gene therapy program primarily focuses on antiangiogenesis — a process in which the tumor’s blood supply is inhibited by blocking the formation of tumor blood vessels. We have conducted research with a variety of antiangiogenic genes obtained from academic and corporate collaborators and are screening antiangiogenic gene therapy product candidates in preclinical tumor models with the goal of identifying a potential product candidate for development.

We have three manufacturing facilities available for the manufacture of our clinical products. The facilities are located in Hayward, California, San Diego, California and Memphis, Tennessee.

Additionally, we have a majority-owned subsidiary, Ceregene, Inc., that is focused on gene therapies for central nervous system disorders. We also continue to hold shares of common stock of our former subsidiary,

Abgenix, Inc. (Nasdaq: ABGX), which is focused on the development and commercialization of antibody therapies. We also have a licensing program for our patents and patent filings for gene activation technology, a novel and proprietary method for the production of therapeutic proteins.

Our principal executive offices are located at 342 Lakeside Drive, Foster City, California 94404. Our telephone number is (650) 425-4400.

The Securities We May Offer

We may offer up to $150,000,000 of common stock, preferred stock, depositary shares, warrants and debt securities, in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of our common stock have no preemptive rights. Holders of our common stock have cumulative voting rights for the election of our directors in accordance with our certificate of incorporation, bylaws and Delaware law.

Preferred Stock and Depositary Shares

We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or the winding up of Cell Genesys, voting rights and rights to convert into common stock. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities.

Debt Securities

General

We may offer secured or unsecured obligations in the form of either senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The senior unsecured debt securities will have the same rank as all of our other unsecured unsubordinated debt. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our common stock.

The senior and subordinated debt securities will be issued under separate indentures between a trustee and us. We have summarized the general features of the debt securities to be governed by the indentures. These indentures have been filed as exhibits to the registration statement (No. 333-102122) that we have filed with the SEC (this prospectus being part of that registration statement). We encourage you to read these indentures. Instructions on how you can get copies of these documents are provided below under the heading “Where You Can Find More Information.”

General Indenture Provisions that Apply to Senior and Subordinated Debt

•	Each indenture allows debt to be issued in series with terms particular to each series.

•	Neither indenture limits the amount of debt that we may issue or generally provides holders any protection should we engage in a highly leveraged transaction.

•	The indentures allow us to merge or to consolidate with another U.S. entity or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. entity, as long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt securities, and we will be released from all liabilities and obligations, except in the case of a lease.

•	The indentures provide that the trustee and we may generally amend the indenture with the consent of holders of a majority of the total principal amount of the debt outstanding in any series to change certain of our obligations or your rights concerning the debt. However, to change the payment of principal, interest or adversely affect the right to convert or certain matters, every holder in that series must consent.

•	We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. The trustee would pay all amounts due to you on the debt from the deposited funds.

Events of Default

Each of the following is an event of default under the indentures:

•	principal not paid when due;

•	any sinking fund payment not made when due;

•	failure to pay interest for 30 days;

•	covenants not performed for 90 days after notice; and

•	certain events of bankruptcy, insolvency or reorganization of Cell Genesys.

A prospectus supplement may describe deletions of, or changes or additions to, the events of default.

Remedies

Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare the outstanding principal and premium, if any, plus accrued and unpaid interest, if any, immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action. If a bankruptcy, insolvency or reorganization event of default were to occur, the principal amount and premium, if any, or all debt services of that series, together with accrued and unpaid interest, if any, will automatically become due and payable.

Indenture Provisions that Apply Only to the Subordinated Debt Securities

The subordinated indenture provides that the subordinated debt securities will be subordinated to all senior debt as defined in the subordinated indenture.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

The following table sets forth our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods indicated (in thousands, except ratios):

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Excess (deficiency) of earnings to fixed charges(1)	$(21,822)	$(32,252)	$(34,185)	$239,583	$(11,994)	$(12,128)	$(123,529)

Ratio of earnings to fixed charges(2)	NM	NM	NM	173.9	NM	NM	NM
Ratio of earnings to combined fixed charges and preferred stock dividend requirements	NM	NM	NM	100.1	NM	NM	NM

(1)	As of the date hereof we have outstanding 665 shares of our Series B redeemable convertible preferred stock. Dividends on the Series B preferred accrue at a rate of five percent per annum payable in kind upon conversion or redemption; therefore, the excess (deficiency) of earnings to combined fixed charges and preferred stock dividend requirements is identical to the excess (deficiency) of earnings to fixed charges as presented.
(2)	In each of the periods presented, other than the year ended December 31, 2000, earnings were insufficient to cover fixed charges.

RISK FACTORS

Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and investors may lose all or part of their investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference in this Prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Company

Our products are in developmental stage, are not approved for commercial sale and might not ever receive regulatory approval or become commercially viable. All of our potential cancer vaccines, oncolytic virus therapies and gene therapy products are in research and development. We have not generated any revenues from the sale of products. We do not expect to generate any revenues from product sales for at least the next several years. Our products currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercial use. Our research and development efforts may not be successful and any of our future products may not be ultimately commercially successful. Even if developed, our products may not receive regulatory approval or be successfully introduced and marketed at prices that would permit us to operate profitably.

Our cancer vaccine, oncolytic virus therapies and gene therapy programs must undergo exhaustive clinical testing and may not prove to be safe or effective. If any of our proposed products are delayed or fail, we may have to curtail or cease operations. Gene therapy is a new technology. Existing preclinical and clinical data on the safety and efficacy of gene therapy are limited. Data relating to our specific gene therapy approaches are also limited. Our GVAX® cancer vaccines and oncolytic virus therapies are currently being tested in human clinical trials to determine their safety and efficacy. None of our other products or therapies under development are in human clinical trials. The results of preclinical studies do not predict safety or efficacy in humans. Unacceptable side effects may be discovered during preclinical and clinical testing of our potential products or thereafter. Possible side effects of gene therapy may be serious and potentially life-threatening. There are many reasons that potential products that appear promising at an early-stage of research or development do not result in commercially successful products. Although we are testing proposed products or therapies in human clinical trials, we cannot guarantee that we will be permitted to undertake human clinical trials for any of our other products or that adequate numbers of patients can be recruited for our clinical trials. Also, the results of this testing might not demonstrate the safety or efficacy of these products. Even if clinical trials are successful, we might not obtain regulatory approval for any indication. Finally, even if our products proceed successfully through clinical trials and receive regulatory approval, there is no guarantee that an approved product can be manufactured in commercial quantities at reasonable cost or that such a product will be successfully marketed.

We have not been profitable in our operations (absent the gains on sales of Abgenix stock and certain one-time license fees). We expect to incur substantial losses and negative cash flow from operations and may not become profitable in the future. We have incurred an accumulated deficit since our inception. At September 30, 2002, our accumulated deficit was approximately $78.6 million, compared with $63.6 million at December 31, 2001. Our accumulated deficit would be substantially higher absent the gains we have realized on sales of our Abgenix stock. For the nine months ended September 30, 2002, we recorded net loss of $15.0 million, including revenue of $26.0 million from a one-time payment in connection with the Company’s license agreement with Transkaryotic Therapies in June 2002. We expect to incur substantial operating losses for at least the next several years. We have substantial lease obligations related to our manufacturing and new headquarter facilities impacting operating expense. This is due primarily to the expansion of research and development programs, clinical trials and manufacturing activities and, to a lesser extent, general and administrative expenses.

We expect that losses will fluctuate from quarter to quarter and that these fluctuations may be substantial. We cannot guarantee that we will successfully develop, manufacture, commercialize or market any products. We cannot guarantee that we will ever achieve or sustain product revenues or profitability.

We will need substantial additional funds to continue operations, and our ability to generate funds depends on many factors beyond our control. We will need substantial funds for existing and planned preclinical and clinical trials, to continue research and development activities, for lease obligations related to our manufacturing and headquarter facilities, and to establish manufacturing and marketing capabilities for any products we may develop. At some point in the future, we will also need to raise additional capital to fund our operations. Our future capital requirements will depend on, and could increase as a result of, many factors, such as:

•	the progress and scope of our internally funded research, development and commercialization activities;

•	our ability to establish new collaborations and the terms of those collaborations;

•	competing technological and market developments;

•	the time and cost of regulatory approval;

•	the extent to which we choose to commercialize our future products through our own sales and marketing capabilities;

•	the costs we incur in obtaining and enforcing patent and other proprietary rights or gaining the freedom to operate under the patents of others; and

•	our success in acquiring and integrating complementary products, technologies or businesses.

We plan to raise additional funds through collaborative relationships, sales of some portion or all of our investment in Abgenix, additional equity or debt financings, or otherwise, but we may not be able to do any of the foregoing on favorable terms, or at all. Because of our long-term capital requirements, we may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Additional funding may not be available to us, and, if available, may not be on acceptable terms. If we raise additional funds by issuing equity securities, stockholders will incur immediate dilution. Opportunities for in-licensing technologies or for third-party collaborations may not continue to be available to us on acceptable terms, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research, development and clinical activities. Alternatively, we may need to seek funds through arrangements with collaborative partners or others that require us to relinquish rights to technologies or product candidates that we would otherwise seek to develop or commercialize ourselves. Either of these events could have a material adverse effect on our business, results of operations, financial condition or cash flow. Currently, we have no collaborative partners for the development of our GVAX® cancer vaccines or oncolytic virus therapy products. In October 2002, our remaining license agreement with Japan Tobacco for GVAX® lung cancer vaccine was terminated, and we will not receive any additional payments under this collaboration for the future development costs of this product.

Our ability to manufacture our products is uncertain, which may delay or impair our ability to develop, test and commercialize our products. We are building our own manufacturing facilities in compliance with FDA Good Manufacturing Practices regulatory requirements for the manufacture of products for clinical trials and to support the potential commercial launch of our product candidates. We are under significant lease obligations for each of our facilities, one of which is operational and two of which are expected to be available in early 2003. Completion of these facilities could take longer than expected, and our inability to establish and maintain the facilities within our planned time and budget could materially affect our product development timelines. Our manufacturing facilities will be subject to ongoing, periodic inspection by the FDA and state agencies to ensure compliance with Good Manufacturing Practices. We also may encounter problems with the following:

•	achieving consistent production yield and costs;

•	meeting product release specifications;

•	quality control and assurance;

•	shortages of qualified manufacturing personnel;

•	shortages of raw materials;

•	shortages of key contractors; and

•	ongoing compliance with FDA and other regulations.

Currently we are manufacturing our products in a smaller facility than our new facilities in Hayward, California and Memphis, Tennessee. Developing advanced manufacturing techniques and process controls is required to fully utilize the expanded facilities. We may not be able to develop these techniques and process controls to manufacture our products effectively to meet demands of clinical testing and production.

If we are unable to manufacture our products for any reason, our options for outsourcing manufacturing are currently limited. We are unaware of available contract manufacturing facilities on a worldwide basis in which our product candidates can be manufactured under Good Manufacturing Practices regulations, a requirement for all pharmaceutical products. It would take a substantial period of time for a contract manufacturing facility that has not been producing our particular products to begin producing them under Good Manufacturing Practices regulations.

Our manufacturing facilities are subject to licensing requirements of the California Department of Health Services and the Tennessee Department of Commerce and Insurance, Board of Pharmacy, referred to as the Tennessee Board of Pharmacy. While not subject to license by the FDA, these facilities are subject to inspection by the FDA, as well as by the California Department of Health Services and the Tennessee Board of Pharmacy. Failure to maintain these licenses or to meet the inspection criteria of the FDA, the California Department of Health Services or the Tennessee Board of Pharmacy would disrupt our manufacturing processes and have a material adverse effect on our business, results of operations, financial condition and cash flow.

If our proposed products are not effectively protected by issued patents or if we are not otherwise able to protect our proprietary information, we will be more vulnerable to competitors and our business could be adversely affected. We rely heavily on the development and protection of our intellectual property portfolio. The patent positions of pharmaceutical and biotechnology firms, including Cell Genesys, are generally uncertain and involve complex legal and factual questions. As of September 30, 2002, we had approximately 340 issued or granted patents and approximately 325 pending applications. Although we are prosecuting patent applications, we cannot be certain whether any given application will result in the issuance of a patent or, if any patent is issued, whether it will provide significant proprietary protection or will be invalidated. Also, patent applications in the United States are confidential until patents are issued. Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. Accordingly, we cannot be sure that we were the first creator of inventions covered by pending patent applications or that we were the first to file patent applications for these inventions. In addition, to the extent we license our intellectual property to other parties, we may incur expenses as a result of contractual agreements in which we indemnify these licensing parties against losses incurred if our intellectual property infringes upon the rights of others.

Our intellectual property may be challenged by our competitors in the future, which may have a material adverse effect on our business, results of operations, financial condition and cash flow. Our commercial success depends in part on not infringing the patents or proprietary rights of others and not breaching licensees granted to us. We are aware of competing intellectual property relating to both our programs in cancer vaccines and oncolytic virus therapies. While we currently believe we have freedom to operate in these areas, our position may be challenged by others in the future. We may be required to obtain licenses to third-party technologies or genes necessary in order to market our products. Any failure to license any technologies or genes required to commercialize our technologies or products at reasonable cost may have a material adverse effect on our business, results of operations, financial condition and cash flow.

We may have to engage in litigation, which could result in substantial cost, to enforce our patents or to determine the scope and validity of other parties’ proprietary rights. To determine the priority of inventions, the United States Patent and Trademark Office frequently declares interference proceedings. In Europe, patents can be revoked through opposition proceedings. These proceedings could result in an adverse decision as to the priority of our inventions.

We are currently involved in multiple interference and/or opposition proceedings with regard to:

•	gene activation technology;

•	certain ex vivo gene therapies;

•	certain vector technologies; and

•	chimeric receptor technology.

We cannot predict the outcome of these proceedings. An adverse result could have a material adverse effect on our intellectual property position in these areas and on our business as a whole. We may be involved in other interference and/or opposition proceedings in the future. We believe that there will continue to be significant litigation in the industry regarding patent and other intellectual property rights.

Our competitive positions may be adversely affected by our limited ability to protect and control unpatented trade secrets, know-how and other technological innovation. Our competitors may independently develop similar or better proprietary information and techniques and disclose them publicly. Also, others may gain access to our trade secrets, and we may not be able to meaningfully protect our rights to our unpatented trade secrets.

We require our employees and consultants to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed by or made known to an individual during the course of the employment or consulting relationship generally must be kept confidential. In the case of employees, the agreements provide that all inventions relating to our business conceived by the employee while employed by us are our exclusive property. These agreements may not provide meaningful protection for our trade secrets in the event of unauthorized use or disclosure of such information.

Our competitors may commercialize products more rapidly than we do, which may adversely affect our competitive position. There are approximately 50 companies worldwide pursuing cancer programs with similar technology to ours. Some of these competitors are large pharmaceutical companies, such as Aventis and GlaxoSmithKline, which have greater experience and resources than we do in developing products, in undertaking preclinical testing and human clinical trials of new pharmaceutical products, in obtaining FDA and other regulatory approvals of products, and in manufacturing and marketing new therapies. We are also competing with other biotechnology companies with similar experience and resources to ours, but who may have programs which are in a later stage of clinical testing than ours, such as Dendreon Corporation. However, our competitive position and that of our competitors can vary based on the performance of products in clinical trials. In addition, our competitors may obtain patent protection or FDA approval and commercialize products more rapidly than we do, which may impact future sales of our products. We also may not have the access that some of our competitors have to biological materials necessary to support the research, development or manufacturing of planned therapies. If we are permitted by the FDA to commence commercial sales of products, we will also be competing with respect to marketing capabilities and manufacturing efficiency, areas in which we have limited or no experience. We expect that competition among products approved for sale will be based, among other things, on:

•	product efficacy;

•	price;

•	safety;

•	reliability;

•	availability;

•	patent protection; and

•	sales, marketing and distribution capabilities.

Our competitive position also depends upon our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes, and secure sufficient funding for the often lengthy period between product conception and commercial sales.

To the extent we depend on strategic partners to sell, market or distribute our products, we will have reduced control over the success of the sales, marketing and distribution of our future products. We have no experience in sales, marketing or distribution of biopharmaceutical products. We may in the future rely on sales and marketing expertise of potential corporate partners for our initial products. The decision to market future products directly or through corporate partners will be based on a number of factors, including:

•	market size and concentration;

•	size and expertise of the partner’s sales force in a particular market; and

•	our overall strategic objectives.

We may in the future be exposed to product liability claims, which could adversely affect our business, results of operation, financial condition and cash flow. Clinical trials or marketing of any of our potential products may expose us to liability claims resulting from the use of our products. These claims might be made by consumers, health care providers or sellers of our products. We currently maintain product liability insurance with respect to each of our clinical trials. We may not be able to maintain insurance or obtain sufficient coverage at a reasonable cost, given the increasing cost of insurance in today’s insurance market. An inability to maintain insurance at an acceptable cost, or at all, could prevent or inhibit the clinical testing or commercialization of our products or otherwise affect our financial condition. A claim, particularly resulting from a clinical trial, on any of our insurance policies or a product recall could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Our business, financial condition and results of operations could suffer as a result of our strategic acquisitions and investments. In January 2001, we acquired the principal operating assets of Chiron Corporation’s gene therapy business, a fully equipped and staffed manufacturing facility. Also in January 2001, we launched Ceregene, Inc., formed through the acquisition of Neurologic Gene Therapeutics, a private San Diego-based start-up company. Finally, in September 2001, we acquired Calydon, Inc., a private biotechnology company focused on the treatment of cancer using genetically engineered oncolytic viruses. We may not be able to fully integrate all these companies and their intellectual property or personnel. Our attempts to do so will place additional burdens on our management and infrastructure. These acquisitions will also subject us to a number of risks, including:

•	the loss of key personnel and business relationships;

•	difficulties associated with assimilating and integrating the new personnel and operations of the acquired companies;

•	the potential disruption of our ongoing business;

•	the expense associated with maintenance of diverse standards, controls, procedures, employees and clients;

•	the diversion of resources from the development of our own proprietary technology; and

•	our inability to generate revenue from acquired technology sufficient to offset associated acquisition and maintenance costs.

We may not be successful in overcoming these risks or any other problems encountered in connection with our acquisitions. Moreover, we may engage in future acquisitions or investments that could dilute our existing stockholders or cause us to incur contingent liabilities, debt or significant expense. From time to time, in the ordinary course of business, we may evaluate potential acquisitions or investments in related businesses, products or technologies. Future acquisitions could result in the issuance of dilutive equity securities or the incurrence of debt or contingent liabilities. We may not be successful with any strategic acquisition or investment. Any future acquisition or investment could harm our business, financial condition and results of operations.

Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could result in a material adverse effect on our business. Our facilities in California have, in the past, been subject to electrical blackouts as a result of a shortage of available electrical power. Future blackouts could disrupt the operations of our facilities. In addition, we do not carry sufficient business interruption insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could have a material adverse effect on our business.

We depend on our key technical and management personnel and collaborative partners to advance our technology, and the loss of these personnel or partners could impair the development of our products. We rely and will continue to rely on our key management and scientific staff. The loss of key personnel or the failure to recruit necessary additional qualified personnel could have a material adverse effect on our business and results of operations. There is intense competition from other companies, research and academic institutions and other organizations for qualified personnel. We may not be able to continue to attract and retain the qualified personnel necessary for the development of our business. We will need to continue to recruit experts in the areas of clinical testing, manufacturing, marketing and distribution and to develop additional expertise in our existing personnel. If we do not succeed in recruiting necessary personnel or developing this expertise, our business could suffer significantly.

We have clinical trial agreements with a number of public and private medical institutions for the conduct of human clinical trials for our GVAX® cancer vaccine programs and oncolytic virus therapies. The early termination of any of these clinical trial agreements would hinder the progress of our clinical trial program. If any of these relationships are terminated, the clinical trials might not be completed and the results might not be evaluated.

Inventions or processes discovered by our outside scientific collaborators may not become our property, which may affect our competitive position. We rely on the continued availability of outside scientific collaborators performing research. These relationships generally may be terminated at any time by the collaborator, typically by giving 30 days notice. These scientific collaborators are not our employees. As a result, we have limited control over their activities and can expect that only limited amounts of their time will be dedicated to our activities. Our agreements with these collaborators, as well as those with our scientific consultants, provide that any rights we obtain as a result of their research efforts will be subject to the rights of the research institutions for which they work. In addition, some of these collaborators have consulting or other advisory arrangements with other entities that may conflict with their obligations to us. For these reasons, inventions or processes discovered by our scientific collaborators or consultants may not become our property.

Risks Related to Our Industry

In order for our products to be offered to the public, they must undergo extensive clinical testing and receive approval from the Food and Drug Administration, which could delay or prevent the commercialization of our products. Human therapeutic products must undergo rigorous preclinical and clinical testing and other premarket approval procedures by the FDA and similar authorities in foreign countries. Preclinical tests include laboratory evaluation of potential products and animal studies to assess the potential safety and efficacy of the product and its formulations. Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with FDA Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. The developer of the drug must provide information relating to the characterization of the product after administration to the patients participating in the clinical trials. This requires developing approved assays of the product to test before and after administration to the patient. The results of the preclinical testing and clinical testing, together with chemistry, manufacturing and controls information, are submitted to the FDA in the form of a new drug application for a pharmaceutical product, and in the form of a biologics license application for a biological product, requesting approval to commence commercial sales.

In responding to a new drug application or a biologics license application, the FDA may grant marketing approvals, request additional information or further research, or deny the application if it determines that the application does not satisfy its regulatory approval criteria. Approvals may not be granted on a timely basis, if at all, and if granted may not cover all the clinical indications for which we are seeking approval. Also, an approval might contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

We are subject to federal, state and local laws and regulations, and complying with these may cause us to incur significant costs. We are subject to laws and regulations enforced by the FDA, the California Department of Health Services, the Tennessee Board of Pharmacy and other regulatory statutes including:

•	Occupational Safety and Health Act;

•	Environmental Protection Act;

•	Toxic Substances Control Act;

•	Resource Conservation and Recovery Act; and

•	other current and potential future federal, state or local laws and regulations.

In particular with respect to environmental laws, product development activities involve the use of hazardous materials, and we may incur significant costs as a result of the need to comply with these laws. Our research and development activities involve the controlled use of hazardous materials, chemicals, viruses and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by applicable laws and regulations, we cannot completely eliminate the risk of contamination or injury, by accident or as the results of intentional acts of terrorists, from these materials. In the event of an accident, we could be held liable for any damages that result, and any resulting liability could exceed our resources. We may also be required to incur significant costs to comply with environmental laws and regulations in the future.

Failure to comply with foreign regulatory requirements governing human clinical trials and marketing approval for drugs and devices could prevent us from selling our products in foreign markets, which may adversely affect our operating results and financial condition. For marketing outside the United States, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to develop these markets and have a material adverse effect on our results of operations and financial condition.

Our competitors may develop therapies for the diseases that we are targeting that are more advanced or more effective than ours, which could adversely affect our competitive position. Competition in the field from other biotechnology and pharmaceutical companies and from research and academic institutions is intense and expected to increase. In many instances, we compete with other commercial entities in acquiring products or technology from universities. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. Some competitors are pursuing a product development strategy competitive with ours, particularly with respect to our cancer vaccine and oncolytic virus therapy programs. Certain of these competitive products are in more advanced stages of product development and clinical trials. We compete with other clinical-stage companies and institutions for clinical study participants, which could reduce our ability to recruit participants for our clinical trials. Delay in recruiting clinical study participants could adversely affect our ability to bring a product to market prior to our competitors. Our competitors may develop technologies and products that are more effective than ours, or that would render our technology and products less competitive or obsolete.

Reimbursement from third-party payers may become more restricted in the future, which may reduce demand for our products. Sales of our future products will be influenced by the willingness of third-party payers to provide reimbursement. In both domestic and foreign markets, sales of our potential products will depend in part upon coverage and reimbursement from third-party payers, including:

•	government agencies;

•	private health care insurers and other health care payers such as health maintenance organizations;

•	self-insured employee plans; and

•	Blue Cross/Blue Shield and similar plans.

There is considerable pressure to reduce the cost of biotechnology and pharmaceutical products. Reimbursement from government agencies, insurers and large health organizations may become more restricted in the future. Our potential products represent a new mode of therapy, and while the cost-benefit ratio of the products may be favorable, we expect that the costs associated with our products will be substantial. Our proposed products, if successfully developed, may not be considered cost-effective by third-party payers. Insurance coverage might not be provided by third-party payers at all or without substantial delay. Even if such coverage is provided, the approved reimbursement might not provide sufficient funds to enable us to become profitable.

The continuing efforts of governmental and third-party payers to contain or reduce the costs of healthcare may impair our future revenues and profitability. The pricing of our future products may be influenced in part by government controls. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar government control. While we cannot predict whether the government will adopt any such legislative or regulatory proposals, the announcement or adoption of these proposals could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Risks Related to Our Offering

Our stock price is influenced by the market price of Abgenix stock, which has been highly volatile. Our retained ownership of Abgenix common stock represents a material portion of the total assets on our balance sheet. Abgenix stock price has proven to be highly volatile. The value of our of Abgenix common stock was approximately $58.1 million at September 30, 2002 versus approximately $301.0 million at December 31, 2001. Movements in the price of Abgenix stock, up or down, may exert corresponding influences on the market price of our stock.

Our stock price has fluctuated in the past and is likely to continue to be volatile in the future. The stock prices of biopharmaceutical and biotechnology companies (including Cell Genesys) have historically been highly volatile. Our stock price has fluctuated during the past two years between a high close price of $24.80 on

December 6, 2001 and a low close price of $9.72 on January 27, 2003. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following factors may affect our stock price:

•	fluctuations in our financial results;

•	announcements of technological innovations or new therapeutic products by us or our competitors;

•	announcements of changes in governmental regulation affecting us or our competitors;

•	announcements of regulatory approval or disapproval of our or our competitors’ products;

•	developments in patent or other proprietary rights affecting us or our competitors;

•	public concern as to the safety of products developed by us or other biotechnology and pharmaceutical companies;

•	general market conditions;

•	fluctuations in the price of Abgenix stock, as described above;

•	severe fluctuations in price and volume in the stock market in general (or in the trading of the stock of biopharmaceutical and biotechnology companies in particular) that are unrelated to our operating performance;

•	issuances of common stock upon conversion of our Series B preferred stock;

•	sales of common stock or other shares of common stock by existing stockholders; and

•	the perception that such issuances or sales could occur.

Our stockholders may be diluted by the conversion of outstanding Series B redeemable convertible preferred stock. As of November 30, 2002, 665 shares of Series B redeemable convertible preferred stock, referred to as the Series B preferred, issued in January 2000, remained outstanding and were convertible into aggregate of approximately 584,000 shares of common stock as of that date. The holders of the Series B preferred may choose at any time to convert their shares into common stock. Conversion of the Series B preferred would result in issuance of additional shares of common stock, diluting existing stockholders. The number of shares of common stock issuable upon conversion of the Series B preferred is determined by dividing the market value of the shares to be converted by the lower of:

•	a fixed conversion price of $14.53 per share (subject to antidilution provisions); or

•	the average of certain trading prices during the 10 trading days preceding such date of conversion.

The market value of the Series B preferred is based on the outstanding carrying value from the original issuance plus the deemed dividend earned over the holding period. As of November 30, 2002, the aggregate market value for all outstanding Series B preferred was approximately $7.6 million. The number of shares of common stock issuable upon conversion of the Series B preferred, and therefore the dilution of existing investors, would increase as a result of either an event triggering the antidilution rights of the Series B preferred or a decline in the market price of our common stock immediately prior to conversion of the Series B preferred.

In the event the holders of the remaining outstanding Series B preferred do not convert their shares, the shares will automatically be converted on January 18, 2005 according to the formula described above.

Our stockholders may be diluted by the exercise of outstanding stock options, or other issuances of our common stock. Substantially all our outstanding shares of common stock are eligible for sale in the public market. Issuance of common stock or the exercise of stock options would result in the issuance of additional shares of common stock, diluting existing investors.

The debt securities will rank below our secured debt and liabilities of our subsidiaries. As of December 31, 2002, we had approximately $60 million of secured debt outstanding in the form of a $60 million secured term loan facility. In addition, the debt securities will be effectively subordinated to all debt and other liabilities of our subsidiaries. We and our subsidiaries may from time to time incur additional indebtedness and other liabilities which may affect our ability to pay our obligations on the debt securities.

The subordinated debt securities will rank below our senior debt, and we may be unable to repay our obligations under the subordinated debt securities. If we issue any subordinated debt securities pursuant to this shelf registration statement, the subordinated debt securities will be unsecured and subordinated in right of payment in full to all of our existing and future senior debt. Because the subordinated debt securities are subordinated to our senior debt, in the event of (1) our liquidation or insolvency, (2) a payment default on our senior debt, (3) a covenant default on our designated senior debt, or (4) acceleration of the subordinated debt securities due to an event of default, we will make payments on the subordinated debt securities only after our senior debt has been paid in full. As a result, we may not have sufficient assets remaining to pay any or all amounts due on the subordinated debt securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents we have filed with the Securities and Exchange Commission, or SEC, that are incorporated by reference in this prospectus and that are referenced under the sections entitled “Where You Can Find More Information” on page 36 and “Information Incorporated by Reference into this Prospectus” on page 37, contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in this prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding potential drug candidates, their potential therapeutic effect, the possibility of obtaining regulatory approval, our ability to manufacture and sell any products, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate or our ability to discover new drugs in the future are all forward-looking in nature. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	our failure to achieve positive results in clinical trials or receive required regulatory approvals;

•	competitive factors;

•	our failure to successfully commercialize our products;

•	our inability to manufacture our products;

•	variability of our revenue;

•	our ability to enter into future collaborative agreements;

•	uncertainty regarding our patents and patent rights;

•	compliance with current or prospective governmental regulation;

•	technological change; and

•	general economic conditions.

You should also consider carefully the statements set forth in the section entitled “Risk Factors” and other sections of this prospectus, and the accompanying prospectus supplement, and in the other documents we have filed with the SEC and that are incorporated by reference in this prospectus, which address these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus to:

•	fund clinical trials of our product candidates;

•	continue to advance our preclinical research programs;

•	in-license or acquire complementary products, technologies or companies; and

•	fund general corporate purposes.

At this time, we are not certain of the approximate amount of net proceeds that will be allocated to each of the uses of proceeds stated above. Our management will retain broad discretion as to the allocation of the net proceeds of any offering. Until we use the net proceeds of any offering, we will invest the funds in highly liquid, investment-grade securities and money market funds.

DESCRIPTION OF CAPITAL STOCK

General

The prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation and bylaws. When we offer to sell a particular series of securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you should refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Our certificate of incorporation authorizes us to issue of up to 80,000,000 shares of common stock, $.001 par value per share, and authorizes 5,000,000 shares of preferred stock, $.001 par value per share. As of November 30, 2002, 36,798,754 shares of our common stock were issued and outstanding and 665 shares of our Series B preferred stock were issued and outstanding.

Common stock

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders, except that all holders are entitled to cumulate their votes in the election of directors. Every stockholder voting in the election of directors may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by that stockholder, or distribute these votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more candidates than the number of directors to be elected.

Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stockholders. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of our Series B preferred stock or any series of preferred stock that we may designate and issue in the future.

Preferred stock

Series B redeemable convertible preferred stock

As of November 30, 2002, our Series B redeemable convertible preferred stock was our only preferred stock outstanding. The Series B preferred has a par value of $.001 per share. As of November 30, 2002, there were 2,000 shares of our Series B preferred authorized, of which 665 shares were issued and outstanding. The Series B preferred bears a dividend of five percent, which is only payable in kind upon conversion or redemption of the Series B preferred or upon our dissolution or liquidation. The Series B preferred is non-voting.

Shares of the Series B preferred are convertible into shares of our common stock. The shares may be so converted at any time upon the request of the holder, and any shares of Series B preferred that remain outstanding as of January 18, 2005 will automatically convert into shares of our common stock at the then-effective conversion ratio. The number of shares of our common stock issuable upon conversion of the Series B preferred is based upon the lower of: (a) a fixed conversion price of $14.53 per share; or (b) the average of certain trading prices during the 10 trading days preceding the date of conversion. As of November 30, 2002, because the trading price per share of our common stock was lower than the fixed conversion price of $14.53, the floating conversion price would apply to a conversion of the Series B preferred, and the 665 outstanding shares of our Series B preferred were convertible into approximately 584,000 shares of our common stock. The number of shares of common stock issuable upon conversion of the Series B preferred would increase as a result of an event triggering the antidilution rights of the Series B preferred. An event that would trigger those rights would be the additional issuance of our stock, or rights to purchase our stock, at a price per share less than either the then-effective fixed or floating conversion price, though there are a number of exceptions that will not trigger these rights, including a registered issuance of our common stock and issuances under our stock plans. However, if we were to issue additional shares of preferred stock or convertible debt securities at a price per share less than either the then-effective fixed or floating conversion price, the antidilution rights of our Series B preferred could be triggered, if they are not waived by the holders of those shares. The number of shares of common stock issuable upon conversion of the Series B preferred would also increase as a result of a decline in the market price of our common stock immediately prior to conversion of the Series B preferred.

Shares of our Series B preferred are redeemable upon: (a) a merger, consolidation, sale of all or substantially all assets or purchase, tender or exchange offer accepted by holders of more than 50% of our outstanding shares, but only if the holders of two-thirds of the then-outstanding shares of Series B preferred request redemption; or (b) a delisting of our common stock, if any holder requests the redemption of that holder’s Series B preferred. In addition, upon our liquidation or dissolution, the holders of then-outstanding shares of Series B preferred would be entitled to receive payment prior to the holders of any of our common stock in an amount equal to $10,000 per share plus 5% interest since issuance. Furthermore, the terms of the Series B preferred state that we cannot redeem, repurchase or pay cash dividends on our common stock, nor can we issue any additional shares of our preferred stock other than Series B preferred, without the prior written consent of the holders of two-thirds of the then-outstanding shares of Series B preferred.

Undesignated preferred stock

Our board of directors has the authority, without stockholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more additional series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each new series will be fixed by the certificate of designation relating to each particular series.

A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

•	the number of shares in any series;

•	the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	the provisions for conversion into shares of our common stock applicable to that series of preferred stock, if any;

•	the redemption or sinking fund provisions applicable to that series of preferred stock, if any;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock set forth above and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock. The prospectus supplement will also contain a description of certain U.S. federal income tax consequences relating to the preferred stock.

Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

Stockholder rights plan

In July 1995, our board of directors adopted a stockholder rights plan, which we amended in July 2000. Pursuant to the stockholder rights plan, we made a dividend distribution of one preferred share purchase right on each share of our common stock outstanding on August 21, 1995 and each share of our common stock issued after that date. Each right entitles stockholders to buy a fraction of a share of our Series A preferred stock with economic terms similar to that of one share of common stock at an exercise price of $300.00, subject to adjustment. Each right will become exercisable following the earlier of (a) the tenth day after a person or group announces an acquisition of 15% or more of our common stock or (b) the tenth business day after a person or group announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of our common stock.

Following the exercisability of the rights, once an acquiring person has obtained 15% or more of our common stock, each right (other than any rights held by the acquiring person itself or its affiliates) will entitle the holder of the right to purchase, for the exercise price, a number of shares of our common stock having a then current value equal to twice the exercise price. In addition, after the rights become exercisable and after an acquiring person has obtained 15% or more of our common stock, if: (1) we merge into another entity; (2) another entity merges into us; or (3) we sell more than 50% of our assets or earning power (as determined by our board of directors in good faith), then each right (other than any rights held by the acquiring person or its affiliates) shall entitle the holder of the right to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction with us having a then current market value equal to twice the exercise price. At any time after an acquiring person obtains 15% or more of our common stock and prior to the acquisition by that person of 50% of our outstanding common stock, our board of directors may elect to exchange the rights (other than any rights held by the acquiring person or its affiliates), in whole or in part, for shares of our common stock at an exchange ratio of one share per right. We are entitled to redeem the rights at a price of $.001 per right at any time before the earlier of: (i) the fifth day following the day that a person or group announces an acquisition of 15% or more of our common stock; or (ii) the final expiration date of the rights. The exercise price, the number of rights and the number of shares issuable upon exercise of the rights are subject to anti-dilution adjustments as described in the stockholder rights plan. Unless earlier exercised, exchanged or redeemed, the rights expire on July 27, 2010.

Potential anti-takeover effects

The stockholder rights plan and some provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of Cell Genesys. This could limit the price that certain investors might be willing to pay in the future for our shares of common stock.

Our certificate of incorporation and bylaws allow us to:

•	issue preferred stock without any vote or further action by our stockholders;

•	eliminate the right of stockholders to act by written consent without a meeting;

•	specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

•	have cumulative voting in the election of directors.

We are subject to provisions of Delaware law that could also delay or make more difficult a merger, tender offer or proxy contest involving Cell Genesys. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any stockholder for a period of three years unless the transaction meets certain conditions.

The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of Cell Genesys, including without limitation discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock.

Transfer agent and registrar

The transfer agent and registrar for our common stock is EquiServe. Their address is 150 Royall Street, Canton, Massachusetts 02021, and their telephone number is (781) 575-2000.

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue receipts for depositary shares to the public and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete and may be modified in a prospectus supplement. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depository shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us not fewer than 20 or more than 60 days, prior to the date fixed for redemption of the preferred stock, unless otherwise provided in the applicable prospectus supplement.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of preferred stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of the deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of our debt securities, preferred stock or common stock, or any combination thereof. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the complete terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Equity warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled to:

•	vote, consent to or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as our stockholders.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between a trustee and us. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with the applicable prospectus supplement, will describe all the material terms of a particular series of debt securities.

The following is a summary of selected terms, provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and are subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words “Cell Genesys,” “we,” “us” or “our” refer only to Cell Genesys, Inc. and not to any of our subsidiaries.

Each prospectus supplement and any supplemental indenture may add, delete, update or change the terms of the debt securities as described in this prospectus. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•	the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•	if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any provisions relating to the conversion of the debt securities into shares of our common stock;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

Initially, we intend to appoint the trustee as the security registrar. Any transfer agent, and any other security registrar, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of: (i) 10 business days prior to the date the money would be turned over to the applicable state; or (ii) at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, merger and sale of assets

Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1) we fail to pay principal of or any premium on any debt security of that series when due;

(2) we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

(3) we fail to deposit any sinking fund payment when due;

(4) we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5) certain events including our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least a 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures without the consent of the holders, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default for the benefit of the holders;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any defects, ambiguities or inconsistencies, provided that such modification or amendment shall not materially and adversely affect the holders;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities, provided that such action shall not materially and adversely affect the holders; and

•	other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	if convertible debt securities, adversely affect the right of holders to convert any of such securities other than a modification or amendment required by the terms of the indenture; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit sufficient funds with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•	We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•	We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee sufficient funds to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

“Foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

No personal liability of directors, officers, employees and stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated debt securities

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•	a default in the payment of senior debt occurs and is continuing beyond any grace period, which we refer to as a payment default; or

•	any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist, and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice if the maturity of the designated senior debt has not been accelerated.

No new payment blockage period may start unless 365 days have elapsed from the effectiveness of the prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

“Designated senior debt” means our obligations under any of our senior debt that expressly provides that it is “designated senior debt.”

“Indebtedness” means:

(1) all of our indebtedness, obligations and other liabilities for: borrowed money, including our obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion of our assets, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all of our reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all of our obligations and liabilities in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4) all of our obligations and other liabilities under any other any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

(5) all of our obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6) all of our direct or indirect guaranties or similar agreements in respect of, and obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5);

(7) any of our indebtedness or other obligations described in clauses (1) through (6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us; and

(8) any and all deferrals, renewals, extensions, refundings of, amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7).

“Senior debt” means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, rent and all fees, costs, expenses and other amounts accrued or due on or in connection with our indebtedness, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, that indebtedness. Senior debt shall not include:

•	any debt that expressly provides it shall not be senior in right of payment to the subordinated debt securities or expressly provides that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

Existing indebtedness

Our only outstanding debt, other than obligations under capital leases and trade payable liabilities and other unsecured debt incurred in the ordinary course of business, is a multi-draw term loan facility, pursuant to which we may borrow up to $60 million. As of December 31, 2002, and the date of this prospectus, outstanding borrowings under the facility totaled $60 million. The facility is secured by a pledge of cash and other liquid collateral in an amount equal to the outstanding borrowings. All outstanding borrowings under the facility will be senior to any debt issued under the senior indenture or subordinated indenture. In addition, any debt issued under the senior or subordinated indenture may be effectively subordinate to our current and future capital lease obligations and trade payable liabilities. Also, any debt issued under the senior indenture or the subordinated indenture will be structurally subordinated to all outstanding debt and other liabilities of our subsidiaries.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions:

•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; and

•	through a combination of any of these methods of sale.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.

We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

As set forth in the applicable prospectus supplement, the exercise price and the number of shares of common stock or preferred stock purchasable upon exercise of the warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to any holders of common stock, a stock split, reverse stock split, combination, subdivision or reclassification of common stock, and such other events, if any, specified in the applicable prospectus supplement.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

In connection with the offering of certain offered securities, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities or our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, we have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the securities offered hereby. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

Stock Market. Our common stock is traded on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

The SEC allows us to “incorporate by reference” the information we file with it. This which means that we can disclose important information to you without setting it out in this prospectus, by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document. We incorporate by reference the documents listed below, as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is complete. Our Commission File Number for all documents filed under the Securities Exchange Act is 000-19986.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002;

•	our Current Report on Form 8-K dated October 18, 2002;

•	our Current Report on Form 8-K dated January 22, 2003;

•	our Current Report on Form 8-K dated January 30, 2003;

•	our definitive proxy statement dated April 26, 2002 filed in connection with our June 6, 2002 Annual Meeting of Stockholders;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on March 24, 1992 pursuant to Section 12(g) of the Exchange Act, as amended by Amendment No. 1 on Form 8-A12G/A filed on July 28, 2000 pursuant to Section 12(g) of the Exchange Act; and

•	the description of our Preferred Shares Rights Agreement contained in our Registration Statement on Form 8-A filed on August 8, 1995 pursuant to Section 12(g) of the Exchange Act, as amended by Amendment No. 1 on Form 8-A12G/A filed on July 28, 2000 pursuant to Section 12(g) of the Exchange Act.

If you make a request for this information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in the registration statement of which prospectus is a part. Requests for this information should be submitted to us at the following address:

Cell Genesys, Inc.

342 Lakeside Drive

Foster City, California 94404

Attention: Investor Relations

(650) 425-4400

4,250,000 Shares

Common Stock